Form 10-K, Exhibit 13
period 1996-01-01
CARDIOTHORACIC SYSTEMS INC
filed 1997-03-31
CIK 1009677

                                                               Exhibit 13.1

                              1996 FINANCIAL REVIEW



TABLE OF CONTENTS

CARDIOTHORACIC SYSTEMS, INC.

13  Selected Financial Data
14  Management's Discussion and Analysis of
    Financial Condition and Results of Operations
20  Consolidated Balance Sheets
21  Consolidated Statements of Operations
22  Consolidated Statement of Stockholders' Equity
24  Consolidated Statements of Cash Flows
25  Notes to Consolidated Financial Statements
32  Report of Independent Accountants

INFORMED CREATION

33  Balance Sheet
33  Statements of Operations
34  Statement of Sole Proprietorship Capital
35  Statements of Cash Flows
36  Notes to Financial Statements
37  Report of Independent Accountants

                     SELECTED FINANCIAL DATA
                     CardioThoracic Systems, Inc.

                                                 COMPANY                                      INFORMED CREATION
                                   -------------------------------------   -----------------------------------------------------
                                                         JUNE 15, 1995                                         NOVEMBER 3, 1993
                                       YEAR ENDED   (DATE OF INCEPTION)     JANUARY 1, 1995      YEAR ENDED  (DATE OF INCEPTION)
                                      DECEMBER 31,      TO DECEMBER 31,          TO JUNE 14,    DECEMBER 31,     TO DECEMBER 31,
                                             1996               1995(1)              1995(1)           1994                1993
STATEMENTS OF OPERATIONS DATA:
 Net sales                        $    140,900
 Cost of sales and start-up
  manufacturing costs                  842,330
                                  ------------------
 Gross profit                         (701,430)
 Operating expenses:
  Research and development          11,475,117          $   488,547              $ 2,808         $ 20,154         $ 6,314
  Sales, marketing, general and
   administration                    6,977,230              555,673                5,537           22,162           1,494

 Interest income, net                3,076,364               47,007                   24               63               9
                                  ----------------------------------------------------------------------------------------
 Net loss                         $(16,077,413)         $  (997,213)             $(8,321)        $(42,253)        $(7,799)
                                  ----------------------------------------------------------------------------------------
                                  ----------------------------------------------------------------------------------------
 Net loss per share               $      (1.36)         $     (0.11)
                                  ----------------------------------
                                  ----------------------------------
 Shares used in computing net
  loss per share                    11,809,516            9,449,054
                                  ----------------------------------
                                  ----------------------------------


                                                      COMPANY                               INFORMED CREATION
                                        ------------------------------------   ---------------------------------------------------
                                        DECEMBER 31, 1996  DECEMBER 31, 1995   JUNE 14, 1995  DECEMBER 31, 1994  DECEMBER 31, 1993
BALANCE SHEET DATA:
 Cash, cash equivalents and
  available-for-sale securities            $ 78,456,945        $3,273,474         $ 6,146           $ 3,333          $ 6,120
 Working capital                             46,020,073         3,149,214           4,528             2,228            1,212
 Total assets                                83,691,369         3,389,436          15,853            14,599           18,315
 Accumulated deficit                        (17,074,626)         (997,213)
 Total sole proprietorship capital or
  stockholders' equity                       79,253,860         3,213,677          14,235            13,494           13,407

(1) THE PERIODS BEGINNING ON OR AFTER JUNE 15, 1995 REFLECT THE DATA OF THE COMPANY. THE PERIODS TO AND INCLUDING JUNE 14, 1995 REFLECT DATA OF INFORMED CREATION. THE COMPANY ACQUIRED ALL OF THE INTELLECTUAL PROPERTY ASSETS OF INFORMED CREATION FOR CASH ON SEPTEMBER 7, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           CardioThoracic Systems, Inc.

The following discussion of the financial condition and results of operations of CardioThoracic Systems, Inc. ("CTS" or the "Company") should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included herein.
     This report contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's future results of operations could vary significantly from those anticipated by such statements as a result of factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations and under "Factors Affecting Results of Operations".

OVERVIEW
     The business of the Company was commenced in November 1993 as a sole proprietorship, Informed Creation, and to date the business has been engaged primarily in organizational, research, product development and commercialization efforts. In June 1995, the business was incorporated and as part of the Company's initial financing in September 1995, the Company acquired all intellectual property assets of Informed Creation. The Company has a limited operating history upon which evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has only recently generated revenues and has very limited experience in manufacturing, marketing or selling the CTS MIDCAB-TM- System. The Company has experienced operating losses since its inception, and, as of December 31, 1996, the Company had an accumulated deficit of approximately $17,075,000. The development and commercialization of the Company's products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its operating losses to continue at least through 1997 as it expends substantial resources to continue development of the Company's products, obtain additional regulatory clearances or approvals, build its marketing, sales, manufacturing and finance organizations and conduct further research and development. There can be no assurance that the Company's products will ever gain wide spread commercial acceptance or that the Company will ever generate enough revenues to achieve profitability.
     The CTS MIDCAB System is designed to enable the majority of cardiothoracic surgeons to perform the MIDCAB procedure. Accordingly, the Company's success is dependent upon acceptance of the MIDCAB procedure by the medical community as a reliable, safe and cost effective alternative to existing treatments for revascularizing blocked coronary arteries. To date, the MIDCAB procedure has only been performed on a limited basis by a small number of highly skilled cardiothoracic surgeons. Of the procedures performed to date, the vast majority have been performed on a single artery, typically the left anterior descending artery ("LAD") or, in substantially fewer instances, the right coronary artery ("RCA"), and an extremely limited number have been performed on the circumflex artery. Currently, a significant percentage of CABG procedures are performed on multiple vessels. To date, multiple vessel MIDCAB procedures have only been performed on an extremely limited basis, and there can be no assurance that the MIDCAB procedure will be effectively utilized for multiple bypasses on a more frequent basis. The Company is unable to predict how quickly, if at all, the MIDCAB procedure will be adopted by the medical community or, if it is adopted, the number of MIDCAB procedures that will be performed. The medical conditions that can be treated with the MIDCAB procedure can also be treated by widely accepted surgical procedures such as CABG surgery and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. Although the Company believes that the MIDCAB procedure has significant advantages over competing procedures, broad-based clinical adoption of the MIDCAB procedure will not occur until physicians determine that the procedure is an attractive alternative to current treatments for coronary artery disease. The Company believes that physician endorsements will be essential for clinical adoption of this procedure, and there can be no assurance that any such endorsements will be obtained in a timely manner, if at all. Clinical adoption will also depend upon the Company's ability to facilitate training of cardiothoracic surgeons to perform minimally invasive bypass surgery on a beating heart, and the willingness of such surgeons to perform such a procedure. Patient acceptance of the procedure will depend in part upon physician recommendations as well as other factors, including the degree of invasiveness, the effectiveness of the procedure and rate and severity of complications associated with the procedure as compared to other treatments. Even if the clinical efficacy of the MIDCAB procedure is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. Health care payor acceptance may require evidence of the cost effectiveness of the MIDCAB procedure as compared to other currently available treatments. There can be no assurance that the MIDCAB procedure will gain clinical adoption. Failure of the MIDCAB procedure to achieve significant clinical adoption would have a material adverse effect on the Company's business, financial condition and results of operations.
     The CTS MIDCAB System is the Company's primary near-term product focus and is expected to account for the great majority of the Company's revenues for the foreseeable future. The CTS MIDCAB System is in the early stage of commercialization. The Company has manufactured and sold a very small number of systems, and there can be no assurance that the Company is capable of manufacturing the CTS MIDCAB System in commercial quantities at acceptable costs. Nor can there be any assurance that demand for the CTS MIDCAB System will be sufficient to allow profitable operations. Failure of the CTS MIDCAB System to be successfully commercialized would have a material adverse effect on the Company's business, financial condition and results of operations.
     Before the Company can market additional products in the United States, the Company must obtain clearance or approval from the FDA. The Company has filed a 510(k) premarket notification with the FDA for clearance to market additional components of the CTS MIDCAB System and Saphenous Vein Harvesting System. There can be no assurance that the FDA will act favorably or quickly on the Company's 510(k) submissions, or that significant difficulties and costs will not be encountered by the Company in its efforts to obtain FDA clearance. Any such difficulties could delay or preclude obtaining regulatory clearance or approval. In addition, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of its 510(k) clearance, any of which could limit the Company's ability to market additional products. Further, if the Company wishes to modify a product after FDA clearance of a 510(k) premarket notification or approval of a PMA, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Failure to receive, or delays in receipt of, FDA clearances or approvals, including delays resulting from an FDA request for clinical trials or additional data as a prerequisite to clearance or approval, or any FDA conditions that limit the ability of the Company to market its products under development, could have a material adverse effect on the Company's business, financial condition and results of operations.
     In order for the Company to market its products under development in Europe and certain other international jurisdictions, the Company and its distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality. These regulations, including the requirements for registrations or approvals and the time required for regulatory review, vary from country to country. The Company has received ISO 9001 and the CE Mark approval for use of its CTS MIDCAB System. The CE Mark provides the regulatory approval necessary for commercialization in European Union countries and eliminates having to obtain individual country approvals. There can be no assurance that the Company will obtain future regulatory registrations or approvals in other such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory registrations or approvals. Delays in receipt of these registrations or approvals to market its products under development, failure to receive these clearances or approvals, or future loss of previously received registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

OPERATING DATA
The following table sets forth the operating data of Informed Creation for the year ended December 31, 1994. In addition, the table combines the 1995 data for Informed Creation (for the period January 1, 1995 to June 14, 1995) and the Company (for the period June 15, 1995 to December 31, 1995) in order to facilitate management's discussion of financial results. Certain costs and expenses presented in the statements of operations of Informed Creation represent allocations and management estimates. As a result, the statements of operations presented are not strictly comparable.


                                                                     INFORMED CREATION
                                                                       AND THE COMPANY      CardioThoracic
                                                 INFORMED CREATION            COMBINED       Systems, Inc.
                                                        YEAR ENDED          YEAR ENDED          Year Ended
                                                 DECEMBER 31, 1994   DECEMBER 31, 1995   December 31, 1996
Revenues                                                                                     $    140,900
Cost of sales and start-up manufacturing costs                                                    842,330
                                                 --------------------------------------------------------
  Gross profit                                                                                   (701,430)

Operating expenses:
  Research and development                            $ 20,154             $   491,355         11,475,117
  Sales, marketing, general and administrative          22,162                 561,210          6,977,230
                                                 --------------------------------------------------------
    Total operating expenses                            42,316               1,052,565         18,452,347
                                                 --------------------------------------------------------
      Operating loss                                   (42,316)             (1,052,565)       (19,153,777)
Interest income, net                                        63                  47,031          3,076,364
                                                 --------------------------------------------------------
      Net loss                                        $(42,253)            $(1,005,534)      $(16,077,413)
                                                 --------------------------------------------------------
                                                 --------------------------------------------------------

RESULTS OF OPERATIONS

CARDIOTHORACIC SYSTEMS, INC. FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE COMBINED YEAR ENDED DECEMBER 31, 1995.
Revenues were $141,000 in the year ended December 31, 1996 compared to no revenues in the year ended December 31, 1995. The Company held its first COR training and commenced shipments of the CTS MIDCAB System in December 1996.
     The research and development expenses for the year ended December 31, 1996 were $11,475,000 compared to $491,000 for the year ended December 31, 1995. This increase was due in part to a $5,322,000 charge for amortization of deferred compensation in the year ended December 31, 1996, compared with a $132,000 charge in 1995. The remaining increase was due to an increase in research and development staff and increased expenditures related to the continuing development of the instruments associated with the CTS MIDCAB System and Saphenous Vein Harvesting System. The Company expects that research and development expenses will continue to increase in 1997 as the Company expands its research and development activities related to the CTS MIDCAB System, Saphenous Vein Harvesting System, valve repair and replacement and other research efforts. This increase in costs will be offset somewhat by a significant decrease in amortization of deferred compensation in 1997.
     Sales, marketing, general and administrative expenses increased to $6,977,000 for the year ended December 31, 1996 compared to $561,000 for the year ended December 31, 1995. This increase was due in part to a $1,410,000 charge for amortization of deferred compensation in the year ended December 31, 1996, compared with a $128,000 charge in 1995. The remaining increase was due primarily to the hiring of marketing and administrative personnel and consultants, the Company's promotional efforts to increase market awareness of the Company and the CTS MIDCAB procedure and establishing the Company's administrative infrastructure. The Company expects that sales and marketing and administrative expenses will continue to increase substantially in 1997 as the Company builds its sales and marketing and administrative organizations, establishes a direct sales force in Germany, sponsors CTS COR surgeon training programs, puts in place financial and management information and control systems, and makes expenditures to increase market awareness of the CTS MIDCAB procedure and the CTS MIDCAB System.
     The Company has recorded deferred compensation of $12,734,000 for the difference between the option exercise price or restricted stock purchase price and the deemed fair value of the Company's Common Stock for options granted and restricted stock sold in 1995 and early 1996. The deferred compensation is being amortized to operating expenses over the related vesting period of the shares (one to four years) and will, therefore, continue to have an adverse effect on the Company's results of operations. Amortization of deferred compensation charged to operating expenses in the year ended December 31, 1996 totaled $6,732,000.
     Interest income increased to $3,103,000 for the year ended December 31, 1996 compared to $47,000 for the year ended December 31, 1995. The increase was primarily due to the interest received on higher average cash balances resulting from the completion of the Company's initial public offering in April 1996 as described in note 1 of the CardioThoracic Systems, Inc. Notes to Consolidated Financial Statements.
     Interest expense increased to $27,000 for 1996 compared to no expense in 1995. This increase is due to debt acquired during 1996 under an equipment loan credit facility and a bank line of credit.

COMBINED YEAR ENDED DECEMBER 31, 1995 COMPARED TO INFORMED CREATION FOR THE YEAR ENDED DECEMBER 31, 1994.
The combined research and development expenses for the year ended December
31, 1995 were $491,000 compared to $20,000 for the year ended December 31, 1994. This increase was due to an increase in research and development staff, increased expenditures related to the continuing development of the instruments associated with the CTS MIDCAB System and amortization of deferred compensation incurred in 1995.
     Sales, marketing, general and administration expenses increased to $561,000 for the combined year ended December 31, 1995 from $22,000 for the year ended December 31, 1994. This increase was due primarily to the hiring of marketing and administration personnel and consultants, establishing the Company's administration infrastructure, the Company's promotional efforts to increase market awareness of the Company and the MIDCAB procedure and amortization of deferred compensation incurred in 1995.
     Interest income increased to $47,000 for the combined year ended
December 31, 1995 from $63 for the year ended December 31, 1994. The increase was primarily due to the interest received on higher average cash balances resulting from a private equity financing that closed in September 1995.

LIQUIDITY AND CAPITAL RESOURCES
Since inception, the Company has financed operations primarily from the sale of equity securities. As of December 31, 1996, the Company had raised approximately $89,319,000 (net of stock issuance costs) from the sale of equity securities. As of December 31, 1996, cash, cash equivalents and available-for-sale securities totaled $78,457,000. The Company's cash used in operations was $7,444,000 for the year ended December 31, 1996, reflecting expenditures made primarily to increase research and development, to commence marketing and sales activities and to support its administrative infrastructure. The Company also spent $2,681,000 for the purchases of property and equipment, the majority of which was related to leasehold improvements and equipment required for the new facility the Company occupied in August 1996. The Company also provided loans to certain officers totaling $1,340,000 of which $68,333 has been amortized in 1996 (as described in note 10 of the Company's Notes to the Consolidated Financial Statements).
     The Company sold 5,117,500 shares of common stock (including 667,500 shares from the exercise of the underwriter's over-allotment option) at $18.00 per share through an initial public offering in April 1996. Net proceeds (after underwriter's commissions and fees along with other costs associated with the offering) totaled approximately $84,223,000.
     The Company plans to finance its operations principally from existing cash, cash equivalents and available-for-sale securities and interest thereon, product revenues and, to the extent available, lines of credit. The Company currently has an agreement with a bank for a $3,500,000 million line of credit, fully secured by cash, cash equivalents and available-for-sale securities, of which $3,075,000 is available at December 31, 1996. The Company also has a $2,500,000 equipment loan credit facility available to finance the purchase of certain equipment, of which $1,662,000 is available at December 31, 1996. The Company believes that the Company's existing cash balances and available-for-sale securities and the interest thereon, credit lines and product revenues will be sufficient to fund its operations through 1998. The Company's capital requirements depend on numerous factors, including the progress of the Company's product development programs, the receipt of and the time required to obtain regulatory clearances or approvals, the resources the Company devotes to developing, manufacturing and marketing its products, the extent to which the Company's products receive market acceptance, and other factors. The Company expects to devote substantial capital resources to research and development, to hire and develop a direct sales force in the United States and Germany and to expand manufacturing capacity and facilities. The timing and amount of such capital requirements cannot be accurately predicted. Consequently, the Company may be required to raise additional funds through public or private financing, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.
     At December 31, 1996, the Company had approximately $7,260,000 in federal and state net operating loss carryforwards, which expire in the years 2011 and 2001, respectively. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. These annual limitations may result in expiration of net operating losses and research and development credits before they can be fully utilized.

FACTORS AFFECTING RESULTS OF OPERATIONS

CONTINUING GOVERNMENT REGULATION.
Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the products may be marketed. FDA enforcement policy strictly prohibits the marketing of FDA cleared or approved medical devices for unapproved uses. In addition, the Company's manufacturing processes will be required to comply with the Good Manufacturing Practices ("GMP") regulations of the FDA. These regulations include design, testing, production, control, documentation and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. The Company's facilities and manufacturing processes, as well as those of any future third-party suppliers, will be subject to periodic inspection by the FDA, the California Department of Health Services and other agencies. To date, the Company has only undergone inspection for ISO 9001 certification. Failure to comply with these and other applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of clearances or approvals and criminal prosecution, which could have a material adverse effect on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET; RISK OF ALTERNATIVE THERAPIES; RISK OF REUSE.
The medical device industry and the market for treatment of cardiovascular disease, in particular, are characterized by rapidly evolving technology and intense competition. A number of competitors, including Johnson & Johnson, Boston Scientific Corporation, Cordis Corporation, Guidant Corporation and Medtronic, Inc., are currently marketing stents, catheters, lasers, drugs and other less invasive means of treating cardiovascular disease. Many of these less invasive treatments and CABG surgery are widely accepted in the medical community and have a long history of safe and effective use. Many of the Company's competitors have substantially greater capital resources, name recognition and expertise in and resources devoted to research and development, manufacturing and marketing and obtaining regulatory clearances or approvals. Furthermore, competition in the emerging market for minimally invasive cardiothoracic surgery is expected to be intense and to increase. Heartport, Inc., Medtronic, Inc., Research Medical Inc. and United States Surgical Corp. are marketing or have announced that they are developing products to be used in minimally invasive coronary procedures. There can be no assurance that the MIDCAB procedure will replace any current treatments. Additionally, even if it is widely adopted, there can be no assurance that the Company's competitors will not succeed in developing or marketing alternative procedures and technologies or competing devices to perform the same procedure or therapeutic drugs that are more effective than the Company's products or that render the Company's products or technologies obsolete or not competitive. In addition, there can be no assurance that existing products for other surgical uses will not be used in MIDCAB procedures. Furthermore, sales of the CTS MIDCAB System could be adversely affected by reuse of the Company's products, notwithstanding the instructions in the Company's clinical protocols and product labeling indicating that each of the components of the CTS MIDCAB System is a single-use device. Such competition or reuse could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LICENSES, PATENTS AND PROPRIETARY TECHNOLOGY.
The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company owns two issued United States patents. The issued patents do not contain any claims that protect the CTS MIDCAB System. The Company is the licensee of a United States patent application for bipolar electrosurgical scissors that are used in the Saphenous Vein Harvesting System. The Company has filed twenty-one patent applications. There can be no assurance that any issued patents or any patents which may be issued as a result of the Company's licensed patent application or United States and international patent applications will provide any competitive advantages for the Company's products or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in international markets.
      The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a a party, including any litigation that may arise against the Company as described in "Potential Litigation" below, could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Costs associated with settlements, licensing and similar arrangements, may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.
      Congress enacted legislation, which became effective October 1, 1996, that places certain restrictions on the ability of medical device manufacturers to enforce certain patent claims, relating to surgical and medical methods, against medical practitioners. Such limitation in the enforceability of patent claims, relating to medical and surgical methods, against medical practitioners could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures against medical practitioners.
      In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. There can be no assurance that such confidentiality or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors.

POTENTIAL LITIGATION.
Heartport, Inc. (formerly Stanford Surgical Technologies, Inc.), the former employer of the Company's founder and Chief Technical Officer, Charles S. Taylor, has alleged in certain correspondence that Mr. Taylor and the Company may have misappropriated trade secrets of the former employer and breached confidentiality obligations to the former employer. The former employer also claims an ownership interest in certain developments and products of the Company. The Company has agreed to provide for the defense of Mr. Taylor in the event that litigation is commenced. Litigation is subject to inherent uncertainties, especially in cases where complex technical issues are decided by a lay jury. Accordingly, no assurance can be given that if a lawsuit is commenced it would not be decided against the Company. Such an adverse determination could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL.
The Company's ability to operate successfully depends in significant part upon the continued service of certain key scientific, technical, managerial and finance personnel, and its continuing ability to attract and retain additional highly qualified scientific, technical, managerial and finance personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified scientific, technical, managerial and finance personnel in the future, including key manufacturing, sales and marketing personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, many employees of the Company, including a number of its key scientific, technical and managerial personnel, are subject to the terms of confidentiality agreements with respect to proprietary information of their former employers. The failure of these employees to comply with the terms of their agreements with, or other obligations to, such former employers could result in assertion of claims against the Company and such employees, which, if successful, could restrict their role with the Company and have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SCIENTIFIC ADVISORS.
The Company has established a Scientific Advisory Board including cardiothoracic surgery opinion leaders, prominent surgeons and leading interventional cardiologists who the Company believes have performed the vast majority of MIDCAB procedures. Members of the Scientific Advisory Board consult with the Company regarding research and development efforts at the Company, but are employed elsewhere on a full-time basis. As a result, they can only spend a limited amount of time on the Company's affairs. Although the Company has entered into consulting agreements, with terms ranging from six months to four years, and confidentiality agreements with each of the members of its Scientific Advisory Board, there can be no assurance that the consulting and confidentiality agreements between the Company and each of the members of the Scientific Advisory Board will not be terminated or breached, and there can be no assurance that any such agreements will be renewed upon expiration.

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE.
The Company currently has a small sales and marketing organization. The Company intends to sell the CTS MIDCAB System in the United States and certain European countries through a direct sales force. In other markets, the Company intends to sell its products primarily through distributors or by means of collaborative arrangements. There can be no assurance that the Company will be able to build a larger direct sales force or marketing organization, that maintaining a direct sales force or marketing organization will be cost effective, or that the Company's sales and marketing efforts will be successful. There can be no assurance that the Company will be able to maintain agreements with distributors or collaborative arrangements, or that such distributors or collaborators will devote adequate resources to selling the Company's products. The Company has entered into distribution agreements for the sale of its products in certain countries. Therefore, the Company will be dependent upon the efforts of these third parties, and there can be no assurance that such efforts will be successful. Failure to build an effective sales and marketing organization or to establish effective distribution or collaborative relationships could have a material adverse effect on the Company's business, financial condition and results of operations.

NO MANUFACTURING EXPERIENCE; SCALE-UP RISK.
The Company has no experience manufacturing its products in the volumes that would be necessary for the Company to achieve significant commercial sales. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the Company's manufacturing facilities will be subject to GMP regulations, international quality standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or failure by the Company to implement and maintain its facilities in accordance with GMP regulations, international quality standards or other regulatory requirements could entail a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON SOLE SOURCES OF SUPPLY.
The Company contracts with third parties for the manufacture of certain components or the performance of certain processes involved in the manufacturing cycle. Some of these components and processes may only be available from single-source vendors. Any prolonged supply interruption or yield problems experienced by the Company due to a single-source vendor could have a material adverse effect on the Company's ability to manufacture its products under development until a new source of supply is qualified. As the Company increases production, it may from time to time experience lower than anticipated yields or production constraints, resulting in delayed product shipments, which could have a material adverse effect on the Company's business, financial condition and results of operation.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT.
In the United States, health care providers, such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement for cardiovascular surgery, including CABG surgery, using devices that have received FDA approval has generally been available in the United States. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. The Company could be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent any such changes affect reimbursement for the procedures in which the Company's products are intended to be used. Failure by physicians, hospitals and other potential users of the Company's products to obtain sufficient reimbursement from health care payors for the procedure in which the Company's products are intended to be used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition and results of operations.
     Market acceptance of the Company's products in international markets will be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE.
The development, manufacture and sale of medical products entail significant risk of product liability claims and product recalls. The Company's current product liability insurance coverage limits are $3,000,000 per occurrence and $3,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its products. In addition, the Company may require increased product liability coverage as product sales increase. Product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

                 CONSOLIDATED BALANCE SHEETS
                 CardioThoracic Systems, Inc. and Subsidiary

DECEMBER 31,                                           1996              1995
ASSETS
 Current assets:
  Cash and cash equivalents                     $ 5,183,694        $  711,620
  Available-for-sale securities                  42,608,043         2,561,854
  Trade accounts receivable, net                    132,981
  Notes receivable from officers                    115,000
  Inventories                                       220,171
  Interest receivable                               946,387            20,928
  Prepaid expenses and other current assets         123,781            30,571
                                                -----------------------------
   Total current assets                          49,330,057         3,324,973
 Property and equipment, net                      2,494,807            64,463
 Available-for-sale securities                   30,665,208
 Notes receivable from officers                   1,156,667
 Other assets                                        44,630
                                                -----------------------------
                                                $83,691,369        $3,389,436
                                                -----------------------------
                                                -----------------------------

LIABILITIES
 Current liabilities:
  Equipment note, current portion               $   135,678
  Accounts payable                                  831,294        $   87,260
  Accrued liabilities                             2,343,012            88,499
                                                -----------------------------
   Total current liabilities                      3,309,984           175,759
 Bank borrowings                                    425,000
 Equipment note, less current portion               702,525
                                                -----------------------------
  Total liabilities                               4,437,509           175,759
                                                -----------------------------
 Commitments (Note 7)


STOCKHOLDERS' EQUITY
 Convertible preferred stock, par value $0.001:
  Authorized: 5,100,000 shares in 1996 and
    in 1995
  Issued and outstanding: none in 1996
    and 4,025,000 shares in 1995                                        4,025
  (Liquidation preference: $4,025,000 in 1995)

 Common stock, par value $0.001:
  Authorized: 20,000,000 shares in 1996 and
    15,000,000 shares in 1995
  Issued and outstanding: 13,114,472 shares
    in 1996 and 2,800,121 shares in 1995             13,114             2,800
 Additional paid-in capital                     102,040,261         6,006,335
 Deferred compensation                           (5,742,143)       (1,802,270)
 Unrealized gain on available-for-sale
  securities                                         17,254
 Accumulated deficit                            (17,074,626)         (997,213)
                                              -------------------------------
    Total stockholders' equity                   79,253,860         3,213,677
                                              -------------------------------
                                               $ 83,691,369       $ 3,389,436
                                              -------------------------------
                                              -------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 CardioThoracic Systems, Inc. and Subsidiary

                                                                    PERIOD FROM
                                                                  JUNE 15, 1995
                                               Year Ended    (DATE OF INCEPTION)
                                        December 31, 1996  TO DECEMBER 31, 1995

Net sales                                     $ 140,900
Cost of sales and start-up
 manufacturing costs                            842,330
                                       -------------------
   Gross profit                                (701,430)
                                       -------------------
Operating expenses:
 Research and development                    11,475,117          $   488,547
 Sales, marketing, general and
  administrative                              6,977,230              555,673
                                       --------------------------------------
   Total operating expenses                  18,452,347            1,044,220
                                       --------------------------------------
    Operating loss                          (19,153,777)          (1,044,220)

Interest income                               3,103,200               47,007
Interest expense                                (26,836)
                                       --------------------------------------
    Net loss                               $(16,077,413)         $  (997,213)
                                       --------------------------------------
                                       --------------------------------------

Net loss per share                         $      (1.36)         $     (0.11)
                                       --------------------------------------
                                       --------------------------------------

Shares used in computing net loss
 per share                                   11,809,516            9,449,054
                                       --------------------------------------
                                       --------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   CardioThoracic Systems, Inc. and Subsidiary

For the period from June 15, 1995 (date of inception) to December 31, 1996

                                                                             SERIES A
                                                                         PREFERRED STOCK         COMMON STOCK
                                                                     ----------------------  ---------------------
                                                                         SHARES    AMOUNT        SHARES    AMOUNT
Issuance of common stock at $.001 per share for cash in August 1995                            2,800,121   $ 2,800
Issuance of Series A preferred stock in repayment of convertible promissory notes at $1.00 per share in September 1995, net of
 issuance costs of $3,827                                                200,000   $  200
Issuance of Series A preferred stock for cash at $1.00 per share in
 September 1995, net of issuance costs of $73,268                      3,825,000    3,825
Deferred compensation related to issuance of common stock and grants of stock options
Amortization of deferred compensation
Net loss
                                                                     ---------------------------------------------
Balance, December 31, 1995                                             4,025,000    4,025      2,800,121     2,800
Issuance of Series A preferred stock for cash at $1.00 per share in
 January and February 1996, net of issuance costs of $526              1,000,000    1,000
Issuance of common stock through:
 Initial public offering at $18.00 per share in April 1996, net of
  issuance costs of $7,891,838                                                                 5,117,500     5,117
 Conversion of preferred shares in connection with initial public
  offering in April 1996                                              (5,025,000)  (5,025)     5,025,000     5,025
 Exercise of stock options                                                                       254,300       254
 Exercise of purchase rights                                                                       6,009         6
Repurchase of common stock                                                                       (88,458)      (88)
Deferred compensation related to issuance of common stock and grants of stock options
Deferred compensation adjustment for cancellation of stock options
Amortization of deferred compensation
Unrealized gain on available-for-sale securities
Net loss
                                                                     ---------------------------------------------
Balance, December 31, 1996                                               --       $   --      13,114,472   $13,114
                                                                     ---------------------------------------------
                                                                     ---------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

    ADDITIONAL                                                            TOTAL
       PAID-IN       DEFERRED      UNREALIZED      ACCUMULATED     STOCKHOLDERS
       CAPITAL   COMPENSATION            GAIN          DEFICIT           EQUITY

                                                                    $    2,800


  $    195,973                                                         196,173


     3,747,907                                                       3,751,732


     2,062,455    $ (2,062,455)                                          --
                       260,185                                         260,185
                                                 $   (997,213)        (997,213)
-------------------------------------------------------------------------------
     6,006,335      (1,802,270)                      (997,213)       3,213,677

       998,474                                                         999,474



    84,218,045                                                      84,223,162


                                                                         --
        53,668                                                          53,922
        91,932                                                          91,938
                                                                           (88)


    11,950,197     (11,950,197)                                          --
    (1,278,390)      1,278,390                                           --
                     6,731,934                                       6,731,934
                                      $17,254                           17,254
                                                  (16,077,413)     (16,077,413)
-------------------------------------------------------------------------------
  $102,040,261    $ (5,742,143)       $17,254    $(17,074,626)    $ 79,253,860
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                   CardioThoracic Systems, Inc. and Subsidiary

                                                                                           PERIOD FROM
                                                                                         JUNE 15, 1995
                                                                    YEAR ENDED  (DATE OF INCEPTION) TO
                                                             DECEMBER 31, 1996       DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss                                                       $(16,077,413)       $   (997,213)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization                                      251,004               1,781
  Amortization of notes receivable from officer                       68,333
  Amortization of deferred compensation                            6,731,934             260,185
  Changes in operating assets and liabilities:
   Accounts receivable                                              (157,981)
   Allowance for product returns                                      25,000
   Inventories                                                      (220,171)
   Prepaid expenses and other current assets                         (93,210)            (30,571)
   Accrued interest on available-for-sale securities                (925,459)            (20,928)
   Other assets                                                      (44,630)
   Accounts payable                                                  744,034              87,260
   Accrued liabilities                                             2,254,513              88,499
                                                             -----------------------------------
    Net cash used in operating activities                         (7,444,046)           (610,987)
                                                             -----------------------------------
Cash flows from investing activities:
   Purchases of property and equipment                            (2,681,348)            (66,244)
   Purchases of available-for-sale securities                    (78,265,702)         (2,561,854)
   Sales or maturities of available-for-sale securities            7,571,559
   Issuance of notes receivable to officers                       (1,340,000)
                                                             -----------------------------------
    Net cash used in investing activities                        (74,715,491)         (2,628,098)
                                                             -----------------------------------
Cash flows from financing activities:
   Bank borrowings                                                   425,000
   Proceeds from equipment note                                      848,847
   Repayment of equipment note                                       (10,644)
   Issuance of convertible promissory notes, net of
     issuance costs                                                                      196,173
   Proceeds from issuance of Series A preferred stock,
     net of issuance costs                                           999,474           3,751,732
   Proceeds from issuance of common stock, net of issuance
     costs                                                        84,368,934               2,800
                                                             -----------------------------------
     Net cash provided by financing activities                    86,631,611           3,950,705
                                                             -----------------------------------
Net increase in cash and cash equivalents                          4,472,074             711,620
Cash and cash equivalents, beginning of period                       711,620                 --
                                                             -----------------------------------
Cash and cash equivalents, end of period                        $  5,183,694         $   711,620
                                                             -----------------------------------
                                                             -----------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Conversion of promissory notes for Series A preferred stock                         $   200,000
                                                                                    ------------
                                                                                    ------------
 Conversion of preferred stock to common stock in
  connection with the Company's initial public offering         $  5,025,000
                                                             -----------------
                                                             -----------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CardioThoracic Systems, Inc. and Subsidiary

NOTE ONE
FORMATION AND BUSINESS OF THE COMPANY:
CardioThoracic Systems, Inc. (the Company) was incorporated in the state of California on June 15, 1995. The Company acquired all of the intellectual property assets from its predecessor, Informed Creation, a sole proprietorship, and expensed the purchase price to research and development as purchased in process research and development technology. The Company designs, develops, manufactures and markets surgical products and systems for minimally invasive cardiothoracic surgery. The Company's principal operations commenced in December 1996, at which time it emerged from the development stage.
     On March 29, 1996, the Company was reincorporated in the state of Delaware with the associated exchange of shares of each class and series of stock of the predecessor company for one share of each identical class and series of stock of the Delaware successor company having a par value of $0.001 per share for both common stock and preferred stock.
     The Company sold 5,117,500 shares of common stock (including 667,500 shares from the exercise of the underwriter's over-allotment option) at $18.00 per share through an initial public offering in April 1996. Net proceeds (after underwriter's commissions and fees along with other costs associated with the offering) totaled approximately $84,223,000. Upon completion of the offering, all outstanding shares of preferred stock (a total of 5,025,000 shares) were converted into shares of common stock on a one-for-one basis.
     In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through 1997. The
Company will finance its operations primarily through its cash, cash equivalents and available-for-sale securities, together with existing credit facilities and future revenues. There can be no assurance that the Company will not require additional funding and should this prove necessary, the Company may sell additional shares of its common or preferred stock through private placement or further public offerings.

NOTE TWO
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION:
The Company has a wholly owned subsidiary in Germany, CardioThoracic Systems, GmbH. This entity was formed in December 1996 but as of December 31, 1996, had yet to commence operations. The consolidated financial statements include the accounts of this wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

STOCK SPLIT:
On August 25, 1995, the Company effected a 1.0306-for-1 common stock split. All common stock data in the accompanying financial statements has been retroactively adjusted to reflect the stock split.

USE OF ESTIMATES:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND AVAILABLE-FOR-SALE SECURITIES:
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.
     The Company has classified its investments as "available-for-sale." Such investments are recorded at fair value and unrealized gains and losses, if material, are recorded as a separate component of equity until realized. Interest income is recorded using an effective interest rate, with associated premium or discount amortized to "investment income." The cost of securities sold is based upon the specific identification method.

INVENTORIES:
Inventories are stated at the lower of cost (determined on a first-in first-out basis) or market value.

DEPRECIATION:
Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over their estimated useful lives, or the lease term, if shorter.

REVENUE RECOGNITION:
The Company recognizes revenue upon shipment of product to the customer, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding.

RESEARCH AND DEVELOPMENT:
Research and development costs are charged to operations as incurred.

CONCENTRATION OF CREDIT RISK:
The Company's cash and cash equivalents are maintained at four financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.
     For accounts receivable, management of the Company performs ongoing credit evaluations of its customers. At December 31, 1996, one customer accounted for 14% of net accounts receivable and 13% of total revenues, respectively.

     The Company's products require approvals from the Food and Drug Administration (FDA) and international regulatory agencies prior to the commencement commercialized sales. There can be no assurance that the Company's products will receive any of these required approvals. If the Company was denied such approvals, or such approvals were delayed, it would have a materially adverse impact on the Company.

INCOME TAXES:
The Company accounts for income taxes under Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," which prescribes the use of the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RECLASSIFICATION:
Certain amounts in the financial statements have been reclassified to conform with the current year's presentation. The reclassification had no impact on previously reported net loss.

NET LOSS PER SHARE:
The net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued at prices below the public offering price during the 12 months immediately preceding the initial filing date have been included in the calculation as if they were outstanding during all periods prior to the initial filing date (using the treasury stock method and the initial public offering price).

NOTE THREE
AVAILABLE-FOR-SALE SECURITIES:

The following summarizes the Company's available-for-sale securities:

                                                              GROSS                   GROSS
                                       AMORTIZED            UNREALIZED              UNREALIZED
                                         COST                 GAINS                   LOSSES          MARKET VALUE

December 31, 1996:
U.S. government notes and bonds       $15,710,855             $46,928                $ (3,699)         $15,754,084
Government agency notes and bonds      12,031,217               1,611                 (14,979)          12,017,849
Corporate notes and bonds              45,513,925                  --                 (12,607)          45,501,318
                                    ---------------------------------------------------------------------------------
                                      $73,255,997             $48,539                $(31,285)         $73,273,251
                                    ---------------------------------------------------------------------------------
                                    ---------------------------------------------------------------------------------

December 31, 1995:
U.S. government notes and bonds       $ 2,561,854             $    --                $     --          $ 2,561,854
                                    ---------------------------------------------------------------------------------
                                    ---------------------------------------------------------------------------------


Available-for-sale debt securities by contractual maturity at December 31, 1996 are shown below:

                                     AMORTIZED        MARKET
                                        COST          VALUE
Less than one year                  $42,610,800    $42,608,043
Due in one to two years              30,645,197     30,665,208
                                  ------------------------------
                                    $73,255,997    $73,273,251
                                  ------------------------------
                                  ------------------------------

NOTE FOUR
INVENTORIES:
Inventories at December 31, 1996 comprise:

   Raw material         $ 87,259
   Work in progress      126,707
   Finished goods          6,205
                       ---------
                        $220,171
                       ---------
                       ---------

NOTE FIVE
PROPERTY AND EQUIPMENT:
Property and equipment comprise:

DECEMBER 31,                             1996            1995
Furniture and fixtures             $  302,813
Leasehold improvements              1,127,245
Computer and office equipment         783,656         $20,855
Machinery and equipment               533,878          45,389
                                 -------------------------------
                                    2,747,592          66,244
Less accumulated depreciation
   and amortization                  (252,785)         (1,781)
                                 -------------------------------
                                   $2,494,807         $64,463
                                 -------------------------------
                                 -------------------------------

NOTE SIX
ACCRUED LIABILITIES:
Accrued liabilities comprise:

DECEMBER 31,                             1996            1995
Accrued payables                   $1,464,325
Accrued compensation                  667,323         $39,148
Other accrued liabilities             211,364          49,351
                                 -------------------------------
                                   $2,343,012         $88,499
                                 -------------------------------
                                 -------------------------------

NOTE SEVEN
COMMITMENTS:

OPERATING LEASES:
In March 1996, the Company entered into an operating lease which expires in May 2001. The Company's previous premises were subleased starting August 1996. Total future minimum rental income under this noncancelable sublease is $301,824. Total future minimum facility lease and sublease payments are as follows:

1997           $  562,339
1998              498,362
1999              492,271
2000              489,748
2001              192,645
             -------------
               $2,235,365
             -------------
             -------------

     Rent expense for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995 was $330,787 (net of sublease income of $55,584) and $2,059, respectively.
     In July 1996, the Company entered into a development and license agreement with a company currently developing several minimally invasive cardiothoracic surgical products. Under the development program agreement, the Company will make development payments totaling $3,400,000 upon the completion of certain milestones, $1,400,000 of which has been charged to research and development expense during fiscal 1996.

NOTE EIGHT
BORROWINGS:
The Company has a $3.5 million line of credit agreement, the proceeds of which shall be used for leasehold improvements and equipment purchases. Borrowings under this line of credit agreement are collateralized by funds held in the Company's liquidity management account with the same financial institution (which totaled $41,269,860 at December 31, 1996) and shall not at any time exceed the collateral value. The principal, plus any accrued interest, advanced against this line of credit shall be converted to a term loan on October 1, 1997 and is to be amortized over a four year period. Both the line of credit and term loan bear interest at a rate of prime minus 0.25% (8.0% at December 31, 1996).
     In addition the Company maintains a $2,500,000 equipment loan credit facility (equipment facility) with another financial institution which expires on December 31, 1997. Borrowings under this agreement are collateralized by the assets purchased under this equipment facility and bear interest at 11.97% per annum. The loan outstanding is repaid in monthly installments of $18,502. This equipment facility agreement contains certain financial covenants, including a requirement for the Company to maintain minimum liquid assets of $30,000,000.

NOTE NINE
STOCKHOLDERS' EQUITY:

PREFERRED STOCK:
Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series. As of December 31, 1996, 5,100,000 shares of preferred stock were authorized and no preferred stock was issued or outstanding. The previously outstanding preferred stock was converted into common stock in connection with the Company's initial public offering.

INCENTIVE STOCK PLANS:
In December 1995, the Company approved the 1995 Incentive Stock Plan (the
Plan) under which the officers of the Company are authorized and directed to enter into stock option agreements with selected individuals. At December
31, 1996, 1,600,000 shares of common stock are reserved for issuance under this plan. In February 1996, the Company adopted the Nonstatutory Stock Option Plan and reserved 900,000 shares of common stock for issuance. In March 1996, the Company increased the shares reserved for the Nonstatutory Stock Option Plan from 900,000 shares to 995,000 shares. Options granted under these plans generally become exercisable 12/48 at the end of one year following date of grant and additional 1/48 of the shares shall become exercisable on the monthly anniversary of the grant date thereafter until all of the shares have become exercisable.

     Activity under the Incentive Stock Plans is as follows:



                                              SHARES                                    OUTSTANDING OPTIONS
                                             AVAILABLE                --------------------------------------------------------
                                                FOR                      NUMBER              EXERCISE            AGGREGATE
                                               GRANT                    OF SHARES              PRICE                PRICE

   Options reserved at Plan inception        1,200,000
   Options granted                            (460,000)                  460,000                 $0.10            $     46,000
                                        -------------------------------------------------------------------------------------------
Balances, December 31, 1995                    740,000                   460,000                 $0.10                  46,000
   Additional shares authorized              1,395,000
   Options granted                          (2,096,750)                2,096,750             $ 0.10-$21.13          10,141,703
   Options canceled                            149,167                  (149,167)            $ 0.10-$21.13            (341,605)
   Options exercised                                                    (254,300)            $ 0.10-$11.00             (53,922)
                                        -------------------------------------------------------------------------------------------
Balances, December 31, 1996                    187,417                 2,153,283             $ 0.10-$21.13          $9,792,176
                                        -------------------------------------------------------------------------------------------
                                        -------------------------------------------------------------------------------------------


At December 31, 1996, 349,344 options are exercisable under the above plans.

DIRECTOR OPTION PLAN:
In February 1996, the Company approved the Director Option Plan and reserved 200,000 shares of common stock for issuance. Options to purchase 12,000 shares of the Company's common stock were granted during fiscal 1996 with an exercise price of $13.75 per share. No options are exercisable at December 31, 1996.

EMPLOYEE STOCK PURCHASE PLAN:
In February 1996, the Company approved the Employee Stock Purchase Plan and reserved 150,000 shares of common stock for issuance. As of December 31, 1996, 6,009 shares of common stock had been purchased under this plan at $15.30 per share.

STOCK-BASED COMPENSATION:
The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Had compensation cost for the Director Option Plan, the Incentive Stock Plans and the Employee Stock Purchase Plan been determined based on the fair value at the grant date for awards in 1996 and 1995, according to the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years ended December 1996 and 1995 would have been increased to the pro forma amounts indicated below:

                                            1996         1995
Net loss--as reported             $  (16,077,000)   $(997,000)
                                --------------------------------
                                --------------------------------
Net loss--pro forma               $  (16,180,000)   $(997,000)
                                --------------------------------
                                --------------------------------
Net loss per share--as reported   $        (1.36)   $   (0.11)
                                --------------------------------
                                --------------------------------
Net loss per share--pro forma     $        (1.37)   $   (0.11)
                                --------------------------------
                                --------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Risk-free interest rate                         5.57%-6.44%
Expected life                                       2 years
Expected dividends                                       --
Expected volatility                                  38.88%

The options outstanding and currently exercisable by exercise price at December 31, 1996 are as follows:

                                                                                                              OPTIONS CURRENTLY
                                        OPTIONS OUTSTANDING                                                       EXERCISABLE
------------------------------------------------------------------------------------------------------      -----------------------
                                                                   WEIGHTED
                                                                    AVERAGE                 WEIGHTED                       WEIGHTED
                                                                   REMAINING                 AVERAGE                        AVERAGE
         EXERCISE                 NUMBER                          CONTRACTUAL               EXERCISE          NUMBER       EXERCISE
          PRICE                OUTSTANDING                            LIFE                    PRICE         EXERCISABLE      PRICE
      $ 0.001                    390,000                              9.13                   $ 0.001         190,000        $00.001
      $ 0.100                    829,033                              9.05                   $ 0.100          80,657        $00.100
      $ 5.000                    460,000                              9.19                   $ 5.000          70,000        $05.000
      $11.000-$16.363            315,250                              9.64                   $13.907           8,687        $13.374
      $17.000-$21.125            159,000                              9.83                   $18.033              --             --



     Deferred compensation to be recognized as a result of stock options granted and common stock issued subject to repurchase provisions as of December 31, 1996 totals $5,742,143. Amortization of deferred compensation is generally over vesting periods of one to four years, with compensation expense recognized in the year ended December 31, 1996 and the period from June 15, 1995 (date of inception) to December 31, 1995 being $6,731,934 and $260,185, respectively.

COMMON STOCK:
In connection with 2,800,121 shares of common stock issued in August 1995, 2,181,761 shares contain provisions for the repurchase of common stock by the Company (at the Company's option) in the event of termination of employment during the four years following the date of certain vesting dates. These shares are generally released from the repurchase provision ratably over 48 months beginning on certain vesting dates. At December 31, 1996, 1,047,711 shares are subject to repurchase under these stock purchase agreements.

NOTE TEN
RELATED PARTIES:
In June 1995, the Company entered into a consulting and assignment agreement with a surgeon who serves on the Company's Scientific Advisory Board. Under the agreement, the surgeon will develop prototype instruments, participate in developing any testing protocols, provide clinical input with respect to current surgical procedures, provide evaluations of prototype products and test prototype and production products. In consideration, the Company will pay this surgeon $5,000 per month, with such payments retroactive to July 1, 1995. Payments under this agreement totaled $60,000 and $30,000 in 1996 and 1995, respectively. The assignment agreement assigned to the Company all this surgeon's rights, title and interest in and to a U.S. patent application entitled "Method For Coronary Artery Bypass." Concurrent with this agreement, the Company sold 103,060 shares of common stock to the surgeon for cash at $0.001 per share and will pay a 3% royalty on the first $10 million of net sales, 2% on the next $15 million of net sales and 1.5% on net sales above $25 million of future products covered by future potential patents on which this surgeon is the sole inventor. No royalty payments were made in 1996 and 1995.
     Also in June 1995, the Company entered into a consulting agreement with a consulting company which is also a stockholder of the Company. Under the agreement, the consulting company provides the Company with the appropriate contacts to cardiac surgeons and other medical professionals for developing a Scientific Advisory Board, planning clinical trials and for other business purposes. In consideration, the Company sold 61,836 shares of common stock to this consulting company at $0.001 per share.
     In September 1995, the Company entered into an assignment agreement with an officer and director, the sole proprietor of Informed Creation, whereby the employee assigned to the Company all his right, title and interest in and to any and all original work of authorship, concepts, copyrights, copyrightable works, designs, developments, discoveries, formulae, ideas, inventions, improvements, manufacturing techniques, patents, patent applications, processes, trademarks and trade secrets, including all rights to obtain, register, perfect and enforce these proprietary interests, which are related to or potentially useful in coronary bypass procedures, including, without limitation, less-invasive direct coronary artery bypass graft (CABG) procedures. In consideration of the assignment, the Company paid this employee $1,000 and expensed the purchase price to research and development as purchased in-process research and development technology.
     In February 1996, the company entered into a consulting agreement with a board member. The agreement requires this board member to provide consulting services with respect to the conception, development and clinical evaluation of devices, instruments and techniques for minimally invasive coronary artery bypass graft surgery (MIDCAB) for four years. In consideration for these consulting services, the Company granted to partnerships of which this board member is a general partner, nonstatutory options to purchase a total of 90,000 shares of common stock of the Company at an exercise price of $0.10 per share. The options were exercisable immediately, but subject to repurchase at cost in the event that both the agreement is terminated in accordance with its terms and this board member is no longer a member of the Company's Board of Directors. The repurchase right will lapse at the rate of 1/48 of the shares each month beginning in March 1996. The Company will also pay royalties of 4% on the aggregate net sales of certain products sold by the Company until a total of $25,000,000 has been paid. Thereafter, the Company will have no further royalty obligations under this agreement. The partnerships exercised the stock options to purchase a total of 90,000 shares in February 1996. No royalties were paid during 1996.
     Also in February 1996, the Company entered into a development program agreement with a medical device company. This company is currently developing several minimally invasive cardiothoracic surgical products. Under the development program agreement, the Company will issue a purchase order in the amount of $30,000 to this company for their current prototype products. The Company will make development payments totaling $500,000 and issued a nonstatutory option to purchase 450,000 shares of common stock of the Company at an exercise price of $0.001 per share. All of the shares subject to the option will become exercisable on December 31, 1998 unless the development program agreement is terminated in accordance with its terms. However, the vesting of the options will be accelerated upon completion of certain milestones. Also, the Company will pay certain royalties based on revenue from certain product sales and sublicenses. The Company may terminate the agreement without cause on 90 days notice by paying a termination fee to this company in addition to all payments owed through the notice date. No royalty payments were made during 1996.

NOTES RECEIVABLE FROM OFFICERS:
In April 1996, the Company loaned an officer $300,000 pursuant to a provision in the officer's employment agreement. The resulting promissory note bears interest at the rate of 5.88% per annum and is due and payable in 37 installments, the first of which shall be $75,000 due on April 29, 1997, followed by 36 equal monthly installments of $6,250 beginning on May 29, 1997. Also, in June 1996, the Company loaned this officer an additional $55,000. The resultant promissory note bears interest at the rate of 5.88% per annum and is payable in two equal installments on January 5, 1997 and January 5, 1998 or termination of employment, if earlier. Should the officer's association with the Company continue through the due date of any installment payment under these notes, then the Company agrees to forgive all principal and interest due by the terms of the note for such installment. The Company amortizes the loan over the term of the notes on a straight line basis. As of December 31, 1996, principal and interest of $286,667 is outstanding under these notes.
     In May 1996, the Company loaned an officer $35,000. The resultant promissory note bears interest at 6.36% per annum and is due on the earlier of May 20, 2000 or termination of employment. At December 31, 1996, $35,000 of principal and interest is outstanding on this note. The loan is collateralized by the officer's option to purchase common stock.
     In August 1996, the Company loaned an officer $750,000 which is due and payable on the earlier of August 16, 2000 or termination of employment. The resultant promissory note does not bear interest and is collateralized by the officer's holding of 75,000 shares of the Company's common stock. At December 31, 1996, principal of $750,000 is outstanding on this note.
     In December 1996, the Company loaned an officer $200,000 pursuant to a provision in the officer's employment agreement. The resultant promissory note bears interest at 6.31% per annum and is due on the earlier of December 31, 2000 or termination of employment. At December 31, 1996, principal and interest of $200,000 is outstanding on this note.

NOTE ELEVEN
INCOME TAXES:
At December 31, 1996, the Company has approximately $7,260,000 in federal and state net operating loss carryforwards to reduce future taxable income. These carryforwards expire in the year 2011 for federal and 2001 for state, if not utilized.
     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.
     Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

DECEMBER 31,                                             1996          1995
Deferred tax assets:
   Net operating loss carryforwards               $ 1,457,000    $   97,000
   Capitalized research and
      development costs                               100,000       143,000
   Capitalized start-up costs                       2,404,000        49,000
   Research and development credit                    180,000        16,000
   Other                                               25,000
Less: valuation allowance                          (4,166,000)     (305,000)
                                                ------------------------------
Net deferred tax assets                           $        --     $      --
                                                ------------------------------
                                                ------------------------------

     In Accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is more likely than not that a tax benefit may not be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets due to uncertainties that a benefit can be realized in the future.


NOTE TWELVE
SUBSEQUENT EVENTS:
On January 28, 1997, the Board of Directors increased the number of common shares authorized under the Articles of Incorporation to 60,000,000 and increased the number of shares reserved for issuance under the Incentive Stock Plan by 600,000; each of these increases is subject to shareholder approval. In addition, the Board of Directors approved a shareholders rights plan pursuant to which the Board of Directors declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company's Common Stock. Each right will enable stockholders to buy one one-thousandth of one share of the Company's Series A Participating Preferred Stock, a designated series of Preferred Stock for which each one-thousandth of a share has economic attributes and voting rights equivalent to one share of the Company's Common Stock, at an exercise price of $150. The rights become exercisable only in certain limited circumstances involving acquisitions of, or tender offers for, 15% or more of the Company's capital stock. For a limited period of time after the announcement of any such acquisition or offer, the rights are redeemable at a price of $.01 per right. After becoming exercisable, in certain more limited circumstances, each right entitles its holder to purchase for $150 an amount of Common Stock of the Company, or in certain circumstances, securities of the acquiror, having a then current market value equal to $300. The rights expire on January 28, 2007.

                     REPORT OF INDEPENDENT ACCOUNTANTS
                     CardioThoracic Systems, Inc.

To the Board of Directors
CardioThoracic Systems, Inc.:

We have audited the accompanying consolidated balance sheets of CardioThoracic Systems, Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioThoracic Systems, Inc. and subsidiary as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand LLP

San Jose, California
February 1, 1997

          BALANCE SHEET
          Informed Creation (a development stage entity)


                                                                   JUNE 14, 1995
ASSETS
   Current assets
      Cash and cash equivalents                                        $ 6,146
                                                                   -------------
        Total current assets                                             6,146
   Property and equipment, net                                           9,707
                                                                   -------------
          Total assets                                                 $15,853
                                                                   -------------
                                                                   -------------

LIABILITIES AND SOLE PROPRIETORSHIP CAPITAL
   Current liabilities
      Accounts payable                                                 $ 1,618
                                                                   -------------
        Total current liabilities                                        1,618
                                                                   -------------
   Sole proprietorship capital                                          14,235
                                                                   -------------
          Total liabilities and sole proprietorship capital            $15,853
                                                                   -------------
                                                                   -------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

          STATEMENTS OF OPERATIONS
          Informed Creation (a development stage entity)

                                                                                                         CUMULATIVE
                                          PERIOD FROM                                                   PERIOD FROM
                                      JANUARY 1, 1995                                              NOVEMBER 3, 1993
                                                   TO                YEAR ENDED              (DATE OF INCEPTION) TO
                                        JUNE 14, 1995         DECEMBER 31, 1994                       JUNE 14, 1995
Costs and expenses:
   Research and development                $ 2,808                  $ 20,154                             $ 29,276
   General and administrative                5,537                    22,162                               29,193
                                      ------------------------------------------------------------------------------------
      Operating loss                        (8,345)                  (42,316)                             (58,469)
Interest and other income, net                  24                        63                                   96
                                      ------------------------------------------------------------------------------------
          Net loss                         $(8,321)                 $(42,253)                            $(58,373)
                                      ------------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

          STATEMENT OF SOLE PROPRIETORSHIP CAPITAL
          Informed Creation (a development stage entity)


   Capital contributed                                     $ 21,206
   Net loss                                                  (7,799)
                                                          ------------

Balance, December 31, 1993                                   13,407
   Additional capital contributed                            69,628
   Distributions to sole proprietor                         (27,288)
   Net loss                                                 (42,253)
                                                          ------------

Balance, December 31, 1994                                   13,494
   Additional capital contributed                            27,406
   Distributions to sole proprietor                         (18,344)
   Net loss                                                  (8,321)
                                                          ------------

Balance, June 14, 1995                                     $ 14,235
                                                          ------------
                                                          ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

          STATEMENTS OF CASH FLOWS
          Informed Creation (a development stage entity)


                                                                                                                 CUMULATIVE
                                                           PERIOD FROM                                          PERIOD FROM
                                                       JANUARY 1, 1995                                      NOVEMBER 3, 1993
                                                                    TO             YEAR ENDED         (DATE OF INCEPTION) TO
                                                         JUNE 14, 1995      DECEMBER 31, 1994                  JUNE 14, 1995
Cash flows from operating activities:
   Net loss                                                $ (8,321)               $(42,253)                     $ (58,373)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation                                            1,559                   3,090                          4,751
      Change in operating liabilities:
       Accounts payable                                         513                  (3,803)                         1,618
                                                         -----------------------------------------------------------------------
          Net cash used in operating activities              (6,249)                (42,966)                       (52,004)
                                                         -----------------------------------------------------------------------
Cash flows from investing activities:
   Purchases of property and equipment                           --                  (2,161)                       (14,458)
                                                         -----------------------------------------------------------------------
          Net cash used in investing activities                  --                  (2,161)                       (14,458)
                                                         -----------------------------------------------------------------------
Cash flows from financing activities:
   Capital contributed                                       27,406                  69,628                        118,240
   Distributions to sole proprietor                         (18,344)                (27,288)                       (45,632)
                                                         -----------------------------------------------------------------------
          Net cash provided by financing activities           9,062                  42,340                         72,608
                                                         -----------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents          2,813                  (2,787)                         6,146
Cash and cash equivalents, beginning of period                3,333                   6,120                             --
                                                         -----------------------------------------------------------------------
Cash and cash equivalents, end of period                   $  6,146                $  3,333                       $  6,146
                                                         -----------------------------------------------------------------------
                                                         -----------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

          NOTES TO THE FINANCIAL STATEMENTS
          Informed Creation (a development stage entity)

NOTE ONE
FORMATION AND BUSINESS OF THE COMPANY:
Informed Creation (the Sole Proprietorship) designs and develops surgical products and systems for minimally invasive surgery. The Sole Proprietorship was formed on November 3, 1993 and since inception has devoted substantially all of its efforts to develop its product, raise capital and recruit personnel.
     In September 1995, Informed Creation sold all of its intellectual property assets to CardioThoracic Systems, Inc.

NOTE TWO
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES:

BASIS OF ACCOUNTING:
The Sole Proprietorship uses the accrual method of accounting for financial reporting purposes.

CASH AND CASH EQUIVALENTS:
The Sole Proprietorship considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include funds on deposit in a checking account.

DEPRECIATION:
Property and equipment are stated at cost and are depreciated on a straight-line over their estimated useful lives of three to five years.

RESEARCH AND DEVELOPMENT:
Research and development costs are charged to operations as incurred.

CONCENTRATION OF CREDIT RISK:
The Sole Proprietorship's cash and cash equivalents are maintained at one financial institution.

INCOME TAXES:
Income taxes on Sole Proprietorship income are the responsibility of the Sole Proprietor. Accordingly, no provision for income taxes is included in the accompanying financial statements.

NOTE THREE
PROPERTY AND EQUIPMENT:
At June 14, 1995, property and equipment comprise:

Machinery and equipment                  $12,297
Office equipment                           2,161
                                        ----------
                                          14,458
Less accumulated depreciation             (4,751)
                                        ----------
Total property and equipment             $ 9,707
                                        ----------
                                        ----------

NOTE FOUR
SALE OF TECHNOLOGY:
On June 15, 1995, the Sole Proprietor received $1,000 from CardioThoracic Systems, Inc. in exchange for all rights and patents and confidential information relating to the Sole Proprietorship.

          REPORT OF INDEPENDENT ACCOUNTANTS
          Informed Creation (a development stage entity)

To the Sole Proprietor
Informed Creation:

We have audited the accompanying balance sheet of Informed Creation (a development stage entity) as of June 14, 1995 and the related statements of operations, sole proprietorship capital, and cash flows for the period from January 1, 1995 to June 14, 1995, the year ended December 31, 1994 and the cumulative period from November 3, 1993 (date of inception) to June 14, 1995. These financial statements are the responsibility of the management of the sole proprietorship. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informed Creation (a development stage entity) as of June 14, 1995 the statements of operations, sole proprietorship capital and cash flows for the period from January 1, 1995 to June 14, 1995, the year ended December 31, 1994 and the cumulative period from November 3, 1993 (date of inception) to June 14, 1995 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand LLP

San Jose, California
February 12, 1996