Form 10-K, Exhibit 13
period 1998-01-02
CARDIOTHORACIC SYSTEMS INC
filed 1998-03-31
CIK 1009677

                              SELECTED FINANCIAL DATA
                    -------------------------------------------
                    CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY

                                                         Company                                  Informed Creation
                                      ---------------------------------------------- ---------------------------------------
                                                                       June 15, 1995                             November 3,
                                                                         (date of    January 1,                1993 (date of
                                           YEAR ENDED   Year Ended     inception) to  1995 to     Year Ended   inception) to
                                            JANUARY 2,  December 31,    December 31,  June 14,    December 31,  December 31,
                                              1998         1996            1995(1)     1995 (1)       1994        1993 (1)
----------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
     Net sales                         $   9,379,000   $    141,000
     Cost of sales and start-up
       manufacturing costs                 5,962,000        842,000
--------------------------------------------------------------------
     Gross profit (loss)                   3,417,000       (701,000)
     Operating expenses:
       Research and development           10,806,000     11,475,000    $   488,000    $   2,808    $  20,154   $   6,314
       Sales, marketing, general and
       administration                     18,620,000      6,977,000        556,000        5,537       22,162       1,494
     Interest income, net                  3,645,000      3,075,000         47,000           24           63           9
------------------------------------------------------------------------------------ ------------------------------------
     Net loss                           $(22,364,000)  $(16,078,000)   $  (997,000)   $  (8,321)   $ (42,253)  $  (7,799)
------------------------------------------------------------------------------------ ------------------------------------
------------------------------------------------------------------------------------ ------------------------------------
     Net loss per common share
       and per common share--
       assuming dilution                $      (1.66)  $      (1.64)   $     (0.36)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
     Shares used in computing net
       loss per common share
       and per common share--
       assuming dilution                  13,505,000      9,794,000      2,783,000
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                                                         Company                                  Informed Creation
                                      ---------------------------------------------- ---------------------------------------
                                         JANUARY 2,     December 31,    December 31,   June 14,    December 31, December 31,
                                            1998            1996           1995 (1)     1995 (1)       1994        1993 (1)
  BALANCE SHEET DATA:
     Cash, cash equivalents and
       available-for-sale securities   $  60,834,000   $ 78,457,000     $3,273,000     $  6,146    $   3,333    $  6,120
     Working capital                      54,871,000     54,512,000      3,149,000        4,528        2,228       1,212
     Total assets                         69,276,000     83,691,000      3,389,000       15,853       14,599      18,315
     Accumulated deficit                 (39,439,000)   (17,075,000)      (997,000)
     Total sole proprietorship capital
       or stockholders' equity            60,134,000     79,253,000      3,214,000       14,235       13,494      13,407

     (1) THE PERIODS BEGINNING ON OR AFTER JUNE 15, 1995 REFLECT THE DATA OF THE COMPANY. THE PERIODS TO AND INCLUDING JUNE 14, 1995 REFLECT DATA OF INFORMED CREATION. THE COMPANY ACQUIRED ALL OF THE INTELLECTUAL PROPERTY ASSETS OF INFORMED CREATION FOR CASH ON SEPTEMBER 7, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY


The following discussion of the financial condition and results of operations of CardioThoracic Systems, Inc. ("CTS" or the "Company") should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included herein.

     This report contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's future results of operations could vary significantly from those anticipated by such statements as a result of factors described in this Management's Discussion and Analysis of Financial Condition and Results of Operations and under "Factors Affecting Results of Operations".

OVERVIEW

The business of the Company was commenced in November 1993 as a sole proprietorship, Informed Creation. In June 1995, the business was incorporated and as part of the Company's initial financing in September 1995, the Company acquired all intellectual property assets of Informed Creation. The Company has a limited operating history upon which evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. The Company began commercial sales of its products in December 1996 and has limited experience in manufacturing, marketing and selling the CTS MIDCAB System,-TM-Access MV-TM- System and the CTS OPCAB-TM- System ("Company's products or Company's current products"). The Company has experienced operating losses since its inception, and, as of January 2, 1998, the Company had an accumulated deficit of approximately $39,439,000. The development and commercialization of the Company's products will continue to require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its operating losses to continue at least through 1999 as it expends substantial resources to continue development of the Company's products, obtain additional regulatory clearances or approvals, build its marketing, sales, manufacturing and finance organizations and conduct further research and development. There can be no assurance that the Company's products will ever gain wide spread commercial acceptance or that the Company will ever generate enough revenues to achieve profitability.

     The Company's current products are designed to enable the majority of cardiothoracic surgeons to perform minimally invasive cardiac surgery ("MICS") on a beating heart. Accordingly, the Company's success is dependent upon acceptance of these procedures by the medical community as a reliable, safe and cost effective alternative to existing treatments for revascularizing blocked coronary arteries. To date, MICS has been performed on a limited basis by several hundred highly skilled cardiothoracic surgeons. Of the procedures performed to date, the vast majority have been performed on a single artery, typically the left anterior descending artery ("LAD") or, in fewer instances, the right coronary artery ("RCA"), and a very limited number have been performed on the circumflex artery. Currently, a significant percentage of conventional coronary artery bypass graft ("CABG") procedures are performed on multiple vessels. To date, multiple vessel MICS procedures have only been performed on a limited basis, and there can be no assurance that MICS will be effectively utilized for multiple bypasses on a more wide spread or more frequent basis. The Company is unable to predict how quickly, if at all, MICS will be adopted by the medical community or, if it is adopted, the number of MICS procedures that will be performed. The Company believes that in 1997 approximately three percent of CABG surgeries were done via a MICS procedure. The medical conditions that can be treated with MICS can also be treated by widely accepted surgical procedures such as CABG surgery and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. Although the Company believes that MICS has significant advantages over competing procedures, broad-based clinical adoption of MICS will not occur until physicians determine that the approach is an attractive alternative to current treatments for coronary artery disease. The Company believes that physician endorsements will be essential for clinical adoption of MICS, and there can be no assurance that any such endorsements will be obtained in a timely manner, if at all. Clinical adoption will also depend upon the Company's ability to facilitate training of cardiothoracic surgeons to perform MICS, and the willingness of such surgeons to perform such a procedure. Patient acceptance of the procedure will depend in part upon physician recommendations as well as other factors, including the degree of invasiveness, the effectiveness of the procedure and rate and severity of complications associated with the procedure as compared to other treatments. Even if the clinical efficacy of MICS is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. Health care payor acceptance may require evidence of the cost effectiveness of the MICS as compared to other currently available treatments. There can be no assurance that MICS will gain clinical adoption. Failure of MICS to achieve significant clinical adoption would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's current products are designed for beating heart MICS and are expected to account for the great majority of the Company's revenues in 1998. The Company's products are in the early stage of commercialization. The Company manufactured and sold approximately 8,000 systems in 1997, but there can be no assurance that demand for the Company's current or future products will be sufficient to allow profitable operations. Failure of the Company's current and future products to be successfully commercialized at significantly higher volumes would have a material adverse effect on the Company's business, financial condition and results of operations.

     Before the Company can market certain products under development in the United States, the Company must obtain clearance or approval from the United States Food and Drug Administration ("FDA"). The Company has filed or will be filing 510(k) premarket notifications or premarket approval applications ("PMA") with the FDA for clearance or approval to market certain products under development. There can be no assurance that the FDA will act favorably or quickly on the Company's submissions, or that significant difficulties and costs will not be encountered by the Company in its efforts to obtain FDA clearance or approval. Any such difficulties could delay or preclude obtaining regulatory clearance or approval. In addition, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of its 510(k) clearance or PMA approval, any of which could limit the Company's ability to market products under development. Further, if the Company wishes to modify a product after FDA clearance or approval, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Failure to receive, or delays in receipt of, FDA clearances or approvals, including delays resulting from an FDA request for clinical trials or additional data as a prerequisite to clearance or approval, or any FDA conditions that limit the ability of the Company to market its products under development, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In order for the Company to market its products under development in Europe and certain other international jurisdictions, the Company and its distributors will have to obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality. These regulations, including the requirements for registrations or approvals and the time required for regulatory review, vary from country to country. The Company has received ISO 9001 and the CE Mark approval for sale of its current products. The CE Mark evidences receipt of the regulatory approval necessary for commercialization in European Union countries and eliminates having to obtain individual country approvals. There can be no assurance that the Company will obtain future regulatory registrations or approvals in other such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory registrations or approvals. Delays in receipt of these registrations or approvals to market its products under development, failure to receive these clearances or approvals, or future loss of previously received registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF THE YEAR 2000 ISSUE

The Year 2000 Issue is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on a preliminary assessment, the Company believes that there will be no material impact on the operations of the Company due to the Year 2000 Issue. In late 1996 the Company acquired its manufacturing, order entry, finance and network software from third party vendors that have certified such software to be Year 2000 compliant. The Company has no custom software which requires modification. Virtually all of the computer hardware currently owned by the Company is Year 2000 compliant and in any event will most likely be replaced before the year 2000 in the normal course of business.

OPERATING DATA

The following table sets forth the operating data of the Company for the years ended January 2, 1998 and December 31, 1996. In addition, the table combines the 1995 data for Informed Creation (for the period January 1, 1995 to June 14, 1995) and the Company (for the period June 15, 1995 to December 31, 1995) in order to facilitate management's discussion of financial results. Certain costs and expenses presented in the statements of operations of Informed Creation represent allocations and management estimates. As a result, the statements of operations presented are not strictly comparable.

                  Informed Creation
                    and the Company      CardioThoracic     CARDIOTHORACIC
                           Combined       Systems, Inc.      SYSTEMS, INC.
                         Year Ended          Year Ended         YEAR ENDED
                       December 31,         December 31,        JANUARY 2,
                               1995                 1996              1998
-----------------------------------------------------------------------------
Revenues                                    $   141,000       $  9,379,000

Cost of sales
   and start-up
   manufacturing costs                          842,000          5,962,000
-----------------------------------------------------------------------------
   Gross profit (loss)                         (701,000)         3,417,000
Operating expenses:
   Research and
     development        $  491,355           11,475,000         10,806,000
   Sales, marketing,
     general and
     administrative        561,210            6,977,000         18,620,000
-----------------------------------------------------------------------------
Total operating
   expenses              1,052,565           18,452,000         29,426,000
-----------------------------------------------------------------------------
Operating loss          (1,052,565)         (19,153,000)       (26,009,000)
Interest income, net        47,031            3,075,000          3,645,000
-----------------------------------------------------------------------------
Net loss               $(1,005,534)        $(16,078,000)      $(22,364,000)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

RESULTS OF OPERATIONS

CARDIOTHORACIC SYSTEMS, INC. FOR THE YEAR ENDED JANUARY 2, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996:

Revenues were $9.4 million in the year ended January 2, 1998 compared to $141,000 in the year ended December 31, 1996. The increase in revenues were due primarily to the increase in shipments of the CTS MIDCAB System and Access MV System. The year ended January 2, 1998 was the first full year of product shipments, with shipments of the CTS MIDCAB System and Access MV System beginning in December 1996 and September 1997, respectively.

     Cost of sales increased to $6.0 million for the year ended January 2, 1998 compared to $842,000 in the same period last year. This increase is primarily the result of material costs associated with products sold, a significant increase in personnel and other costs associated with the scale-up of manufacturing and assembly operations, manufacturing engineering and support functions, and a materials procurement and handling function.

     Research and development expenses for the year ended January 2, 1998 were $10.8 million compared to $11.5 million for the year ended December 31, 1996. This decrease was due to a reduction in the charge for amortization of deferred compensation allocated to research and development from $5.3 million in 1996 to $689,000 in 1997, offset by an increase in research and development staff, patent-related costs, facility costs, costs associated with acquiring certain intellectual property and increased expenditures related to the continuing development of the instruments associated with the Access MV-TM- System, CTS Saphenous Vein Harvesting System and valve products. The Company expects that research and development expenses will increase in1998 as the Company expands its research and development activities related to these and other research efforts.

     The Company has entered into development and licensing agreements, and expects to enter into additional agreements in the future, that require milestone payments which are tied to certain events. The timing of these milestone payments are uncertain and could have a material impact on the operating results in the quarter and year in which they are expensed. During 1997 the Company expensed $1.3 million for the right to acquire certain intellectual property and a milestone payment related to a development agreement compared to $1.4 million in 1996 for milestone payments related to development agreements.

     Marketing, general and administrative expenses increased to $18.6 million for the year ended January 2, 1998 compared to $7.0 million for the year ended December 31, 1996. This increase was due primarily to the hiring of marketing and administrative personnel and consultants, the CTS CORriculumSM training programs, promotional efforts to increase market awareness of the Company and MICS, German sales and marketing costs, higher facility costs and establishing the Company's administrative infrastructure. The Company expects that sales and marketing and administrative expenses will increase modestly in 1998 as the cost structure put in place late 1997 is carried out for all of 1998.

     The Company has recorded deferred compensation of $14.6 million, less cancellations of $1.8 million, for the difference between the option exercise price or restricted stock purchase price and the deemed fair value of the Company's Common Stock for options granted and restricted stock sold in 1995 and early 1996 and the deemed fair value of the Company's Common Stock for options granted to non-employees since inception. The deferred compensation is being amortized to operating expenses over the related vesting period of the shares (one to four years) and will, therefore, continue to have an adverse effect on the Company's results of operations through 2000. Amortization of deferred compensation charged to operating expenses in the year ended January 2, 1998 totaled $2.2 million compared to $6.7 million for the same period last year.

     Net interest income increased to $3.7 million for the year ended January 2, 1998 compared to $3.1 million in the same period last year. The increase is due to higher average cash and investment balances during 1997 compared to 1996 resulting from the Company's April 1996 initial public offering.

CARDIOTHORACIC SYSTEMS, INC. FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE COMBINED YEAR ENDED DECEMBER 31, 1995:

Revenues were $141,000 in the year ended December 31, 1996 compared to no revenues in the year ended December 31, 1995. The Company held its first CTS CORriculum training and commenced shipments of the CTS MIDCAB System in December 1996.

     The research and development expenses for the year ended December 31, 1996 were $11.5 million compared to $491,000 for the year ended December 31, 1995. This increase was due in part to a $5.3 million charge for amortization of deferred compensation in the year ended December 31, 1996, compared with a $132,000 charge in 1995. The remaining increase was due to an increase in research and development staff and increased expenditures related to the continuing development of the instruments associated with the CTS MIDCAB System and CTS Saphenous Vein Harvesting System.

     Sales, marketing, general and administrative expenses increased to $7.0 million for the year ended December 31, 1996 compared to $561,000 for the year ended December 31, 1995. This increase was due in part to a $1.4 million charge for amortization of deferred compensation in the year ended December 31, 1996, compared with a $128,000 charge in 1995. The remaining increase was due primarily to the hiring of marketing and administrative personnel and consultants, the Company's promotional efforts to increase market awareness of the Company and the CTS MIDCAB procedure and establishing the Company's administrative infrastructure.

     Interest income increased to $3.1 million for the year ended December 31, 1996 compared to $47,000 for the year ended December 31, 1995. The increase was primarily due to the interest received on higher average cash balances resulting from the completion of the Company's initial public offering in April 1996 as described in note 1 of the CardioThoracic Systems, Inc. Notes to Consolidated Financial Statements.

     Interest expense increased to $27,000 for 1996 compared to no expense in 1995. This increase is due to debt acquired during 1996 under an equipment loan credit facility and a bank line of credit.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has its financed operations primarily from the sale of equity securities. As of January 2, 1998, the Company had raised approximately $90.3 million (net of stock issuance costs) from the sale of equity securities. As of January 2, 1998, cash, cash equivalents and available-for-sale securities totaled $60.8 million. The Company's cash used in operations was $19.1 million for the year ended January 2, 1998, reflecting expenditures made primarily to increase research and development, to commence marketing and sales activities, and to support its administrative infrastructure. The Company also spent $2.3 million for the purchases of property and equipment in the year ended January 2, 1998.

     The Company plans to finance its operations principally from existing cash, cash equivalents and available-for-sale securities and interest thereon, product revenues and, to the extent available, lines of credit. The Company currently has an agreement with a bank for a $5.0 million line of credit, fully secured by cash, cash equivalents and available-for-sale securities, of which $3.4 million is available at January 2, 1998. The Company believes that its existing cash balances and available-for-sale securities and interest thereon, credit line and product revenues will be sufficient to fund its operations through 1999. The Company's capital requirements, and the availability of product revenues, depend on numerous factors, including the progress of the Company's product development programs, the receipt of and the time required to obtain regulatory clearances or approvals, the resources the Company devotes to developing, manufacturing and marketing its products, the extent to which the Company's products receive market acceptance, and other factors. The Company expects to devote substantial capital resources to research and development, to support a direct sales force and marketing operation in the United States and Germany and to continue to support its manufacturing capacity and facilities. Consequently, the Company may be required to raise additional funds through public or private financing, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive convenants.

     At January 2, 1998, the Company had approximately $26.8 million in federal and state net operating loss carryforwards, which will expire in the year 2001 through 2012, if not utilized. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. These annual limitations may result in expiration of net operating loss carryforwards and research and development credits before they can be fully utilized.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (SFAS 128) "Earnings Per Share", and in March 1997 issued Statement No. 129 (SFAS 129) "Disclosures of Information about Capital Structure", both of which specify the computation, presentation and disclosure requirements for Earnings per Share. SFAS 128 and SFAS 129 were adopted by the Company for its year ended January 2, 1998. All prior period earnings per share amounts have been restated to comply with the SFAS 128.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in fiscal 1998, has not been determined.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (FASB 131) "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also required. SFAS No. 131 is effective for the Company in fiscal 1998 and the impact of adoption has not been determined.

FACTORS AFFECTING RESULTS OF OPERATIONS

HIGHLY COMPETITIVE MARKET; RISK OF ALTERNATIVE THERAPIES; RISK OF REUSE:

The medical device industry and the market for treatment of cardiovascular disease, in particular, are characterized by rapidly evolving technology and intense competition. A number of competitors, including Johnson & Johnson, Boston Scientific Corporation, Guidant Corporation and Medtronic, Inc., are currently marketing stents, catheters, lasers, drugs and other less invasive means of treating cardiovascular disease. Many of these less invasive treatments, as well as CABG surgery, are widely accepted in the medical community and have a long history of safe and effective use. Many of the Company's competitors have substantially greater capital resources, name recognition and expertise in and resources devoted to research and development, manufacturing and marketing and obtaining regulatory clearances or approvals. Furthermore, competition in the emerging market for minimally invasive cardiac surgery is intense and is expected to increase. Heartport, Inc., Medtronic, Inc., Johnson & Johnson, Guidant Corporation, Baxter International, Inc. and United States Surgical Corp. are marketing or have announced that they are developing products to be used in MICS procedures. There can be no assurance that MICS will replace any current treatments. Additionally, even if MICS is widely adopted, there can be no assurance that the Company's competitors will not succeed in developing or marketing alternative procedures and technologies, competing devices to perform the same procedure, or therapeutic drugs that are more effective than the Company's products or that render the Company's products or technologies obsolete or not competitive. In addition, there can be no assurance that existing products for other surgical uses will not be used in MICS procedures. Furthermore, sales of the Company's products could be adversely affected by reuse, notwithstanding the instructions in the Company's clinical protocols and product labeling indicating that each of the components of the Company's products is a single-use device. Such competition or reuse could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE: The Company currently has a small sales and marketing organization when compared to most of its competitors. The Company sells its products in the United States and in Germany through a direct sales force. In certain other international markets, the Company sells its products through distributors. There can be no assurance that the Company will be able to build a larger direct sales force or marketing organization, that maintaining a direct sales force or marketing organization will be cost effective, or that the Company's sales and marketing efforts will be successful. There can be no assurance that the Company will be able to maintain agreements with distributors, or that such distributors will devote adequate resources to selling the Company's products. Since the Company has entered into distribution agreements for the sale of its products in certain countries, it will be dependent upon the efforts of these third parties, and there can be no assurance that such efforts will be successful. Failure to maintain or grow an effective direct sales and marketing organization or to maintain effective distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LICENSES, PATENTS AND PROPRIETARY TECHNOLOGY:

The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company owns four issued United States patents. None of the issued patents contain claims that protect the Company's current products. The Company has received a formal notice from the United States Patent and Trademark Office ("USPTO") indicating that all claims are allowable in its patent application covering the mechanical stabilization aspects of the Company's products. However, the USPTO also notified the Company that the prosecution of this application is suspended for up to six months due to a potential interference proceeding. The Company is the licensee of a United States patent for a heart valve insertion and stapling device and a United States patent application for bipolar electrosurgical scissors that are used in the CTS Saphenous Vein Harvesting System. The Company also has options for two patent applications covering methods and devices for vessel harvesting. The Company has filed thirty-eight U.S. patent applications and various foreign patent applications. There can be no assurance that any issued patents or any patents which may be issued as a result of the Company's licensed patent applications or United States and foreign patent applications will provide any competitive advantages for the Company's products or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in international markets.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party, including any litigation that may arise against the Company as described in "Potential Litigation" below, could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Costs associated with settlements, licensing and similar arrangements, may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Congress enacted legislation, which became effective October 1, 1996, that places certain restrictions on the ability of medical device manufacturers to enforce certain patent claims, relating to surgical and medical methods, against medical practitioners. Such limitations on the enforceability of patent claims, relating to medical and surgical methods, against medical practitioners could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures against medical practitioners.

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

CONTINUING GOVERNMENT REGULATION:

Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. FDA enforcement policy strictly prohibits the marketing of FDA cleared or approved medical devices for unapproved uses. In addition, the Company's manufacturing processes will be required to comply with the Good Manufacturing Practices ("GMP") regulations of the FDA. These regulations include design, testing, production, control, documentation and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. The Company's facilities and manufacturing processes, as well as those of any future third-party suppliers, will be subject to periodic inspection by the FDA, the California Department of Health Services and other agencies. To date, the Company has only undergone inspection for ISO 9001 certification. Failure to comply with these and other applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of clearances or approvals and criminal prosecution, which could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LITIGATION:

Heartport, Inc. (formerly Stanford Surgical Technologies, Inc.), the former employer of the Company's founder and Chief Technical Officer, Charles S. Taylor, has alleged in certain correspondence in late 1995 and again in September 1997 that Mr. Taylor and the Company may have misappropriated trade secrets of the former employer and breached confidentiality obligations to the former employer. The former employer also claims an ownership interest in certain developments and products of the Company. The Company has agreed to provide for the defense of Mr. Taylor in the event that litigation is commenced. Litigation is subject to inherent uncertainties, especially in cases where complex technical issues are decided by a lay jury. Accordingly, no assurance can be given that if a lawsuit is commenced it would not be decided against the Company. Such an adverse determination could have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON SOLE SOURCES OF SUPPLY:

The Company contracts with third parties for the manufacture of certain components or the performance of certain processes involved in the manufacturing cycle. Some of these components and processes may only be available from single-source vendors. Any prolonged supply interruption or yield problems experienced by the Company due to a single-source vendor could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply is qualified. Many of the Company's components are molded parts that requires custom tooling which is manufactured and maintained by third party vendors. Should such custom tooling be damaged it could result in a supply interruption that could have a material adverse effect on the Company's ability to manufacture its products until a new tool is manufactured. Also, the Company's new product development efforts and the timeliness of new product launches can be significantly impacted by the tooling vendor's ability to meet completion and quality commitments on the manufacture of custom tooling. As the Company increases production, it may from time to time experience lower than anticipated yields or production constraints, resulting in delayed product shipments, which could have a material adverse effect on the Company's business, financial condition and results of operation.

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK:

The Company has no experience manufacturing its products in the volumes that would be necessary for the Company to achieve profitable operations. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the Company's manufacturing facilities will be subject to GMP regulations, international quality standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or failure by the Company to implement and maintain its facilities in accordance with GMP regulations, international quality standards or other regulatory requirements could entail a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT:

In the United States, health care providers, such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement for cardiovascular surgery, including CABG surgery, using devices that have received FDA approval has generally been available in the United States. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. The Company could be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent any such changes affect reimbursement for the procedures in which the Company's products are intended to be used. Failure by physicians, hospitals and other potential users of the Company's products to obtain sufficient reimbursement from health care payors for the procedures in which the Company's products are intended to be used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition and results of operations.

Market acceptance of the Company's products in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE:

The development, manufacture and sale of medical products entail significant risk of product liability claims and product recalls. The Company's current product liability insurance coverage limits are $3,000,000 per occurrence and $3,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its products. In addition, the Company may require increased product liability insurance coverage as product sales increase. Product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a product recall, could have a material adverse effect on the Company's business, financial condition and results of operations.

                            CONSOLIDATED BALANCE SHEETS

                    CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY


                                                  JANUARY 2, 1998   December 31, 1996
-------------------------------------------------------------------------------------
ASSETS

  Current assets:

     Cash and cash equivalents                       $  4,681,000        $  5,184,000
     Available-for-sale securities                     52,105,000          51,100,000
     Trade accounts receivable, net of
       allowances of $225,000 in 1997 and
       $25,000 in 1996                                  1,369,000             133,000
     Notes receivable from officers                        87,000             115,000
     Inventories                                          641,000             220,000
     Interest receivable                                1,158,000             946,000
     Prepaid expenses and other current assets            449,000             124,000
-------------------------------------------------------------------------------------
       Total current assets                            60,490,000          57,822,000
  Property and equipment, net                           3,613,000           2,494,000
  Available-for-sale securities                         4,048,000          22,173,000
  Notes receivable from officers                        1,073,000           1,157,000
  Other assets                                             52,000              45,000
-------------------------------------------------------------------------------------
                                                    $  69,276,000        $ 83,691,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
LIABILITIES

  Current liabilities:
     Equipment note, current portion                 $    410,000        $    136,000
     Accounts payable                                     779,000             855,000
     Accrued liabilities                                4,430,000           2,319,000
-------------------------------------------------------------------------------------
       Total current liabilities                        5,619,000           3,310,000
  Bank borrowings                                       1,557,000             425,000
  Equipment note, less current portion                  1,966,000             703,000
-------------------------------------------------------------------------------------
       Total liabilities                                9,142,000           4,438,000
  Commitments (Note 7)
STOCKHOLDERS' EQUITY
  Convertible preferred stock, par value $0.001:
     Authorized: 5,000,000 shares
     Issued and outstanding: none in 1997 and 1996             --                  --
  Common stock, par value $0.001:
     Authorized: 60,000,000 shares in 1997
       and 20,000,000 shares in 1996
     Issued and outstanding: 13,662,602 shares
       in 1997 and 13,114,472 shares in 1996               14,000              13,000
  Additional paid-in capital                          103,156,000         102,040,000
  Deferred compensation                                (3,614,000)         (5,742,000)
  Unrealized gain on available-for-sale securities         17,000              17,000
  Accumulated deficit                                 (39,439,000)        (17,075,000)
-------------------------------------------------------------------------------------
       Total stockholders' equity                      60,134,000          79,253,000
-------------------------------------------------------------------------------------
                                                     $ 69,276,000        $ 83,691,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                 CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY



                                                                                                  Period from
                                                             Year Ended                         June 15, 1995
                                                  -----------------------------------  (date of inception) to
                                                  JANUARY 2, 1998   December 31, 1996       December 31, 1995
-------------------------------------------------------------------------------------------------------------
Net sales                                            $  9,379,000        $    141,000
Cost of sales and start-up manufacturing costs          5,962,000             842,000
-------------------------------------------------------------------------------------------------------------
     Gross profit (loss)                                3,417,000            (701,000)
Operating expenses:
  Research and development                             10,806,000          11,475,000             $   488,000
  Sales, marketing, general and administrative         18,620,000           6,977,000                 556,000
-------------------------------------------------------------------------------------------------------------
     Total operating expenses                          29,426,000          18,452,000               1,044,000
-------------------------------------------------------------------------------------------------------------
       Operating loss                                 (26,009,000)        (19,153,000)             (1,044,000)
Interest income                                         3,976,000           3,103,000                  47,000
Interest expense                                         (290,000)            (28,000)
Other expense                                             (41,000)
-------------------------------------------------------------------------------------------------------------
       Net loss                                      $(22,364,000)       $(16,078,000)            $  (997,000)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Net loss per common share and per common share--
  assuming dilution                                  $      (1.66)       $      (1.64)            $     (0.36)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Shares used in computing net loss per common
  share and per common share--assuming dilution        13,505,000           9,794,000               2,783,000
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                     CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY

For the period from June 15, 1995 (date of inception) to January 2, 1998

                                                               Series A
                                                            Preferred Stock                  Common Stock
                                                      -----------------------------  -------------------------
                                                         Shares           Amount        Shares          Amount
--------------------------------------------------------------------------------------------------------------
Issuance of common stock at $.001 per
  share for cash in August 1995                                                       2,800,000        $ 3,000
Issuance of Series A preferred stock
  in repayment of convertible promissory
  notes at $1.00 per share in September 1995,
  net of issuance costs of $4,000                         200,000
Issuance of Series A preferred stock for cash
  at $1.00 per share in September 1995, net
  of issuance costs of $74,000                          3,825,000      $   4,000
Deferred compensation related to issuance of
  common stock and grants of stock options
Amortization of deferred compensation
Net loss
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                              4,025,000          4,000      2,800,000        $ 3,000
--------------------------------------------------------------------------------------------------------------
Issuance of Series A preferred stock for
  cash at $1.00 per share in January and
  February 1996, net of issuance
  costs of $1,000                                       1,000,000          1,000
Issuance of common stock through:
  Initial public offering at $18.00 per
     share in April 1996, net of issuance
     costs of $7,892,000                                                              5,118,000          5,000
  Conversion of preferred shares in
     connection with initial
     public offering in April 1996                     (5,025,000)        (5,000)     5,025,000          5,000
  Exercise of stock options                                                             254,000
  Exercise of purchase rights                                                             6,000
Repurchase of common stock                                                              (89,000)
Deferred compensation related to issuance
  of common stock and grants of
  stock options
Deferred compensation adjustment for
  cancellation of stock options
Amortization of deferred compensation
Change in unrealized gain on available-
  for-sale securities
Net loss
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                     --             --     13,114,000         13,000
--------------------------------------------------------------------------------------------------------------
Issuance of common stock through:
  Exercise of stock options                                                             504,000          1,000
  Exercise of purchase rights                                                            45,000
Deferred compensation related to issuance
  of common stock and grants of
  stock options
Deferred compensation adjustment for
  cancellation of stock options
Amortization of deferred compensation
Net loss
--------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 2, 1998                                       --       $     --     13,663,000        $14,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                     Additional                                                           Total
                                                        Paid-In         Deferred     Unrealized      Accumulated  Stockholders'
                                                        Capital     Compensation           Gain          Deficit         Equity
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock at $.001 per
  share for cash in August 1995                                                                                     $      3,000
Issuance of Series A preferred stock
  in repayment of convertible promissory
  notes at $1.00 per share in September 1995,
  net of issuance costs of $4,000                     $   196,000                                                        196,000
Issuance of Series A preferred stock for cash
  at $1.00 per share in September 1995, net
   of issuance costs of $74,000                         3,748,000                                                      3,752,000
Deferred compensation related to issuance of
  common stock and grants of stock options              2,062,000   $ (2,062,000)                                             --
Amortization of deferred compensation                                    260,000                                         260,000
Net loss                                                                                              $  (997,000)      (997,000)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                              6,006,000     (1,802,000)                        (997,000)     3,214,000
Issuance of Series A preferred stock for
  cash at $1.00 per share in January and
  February 1996, net of issuance
  costs of $1,000                                         998,000                                                        999,000
Issuance of common stock through:
  Initial public offering at $18.00 per
     share in April 1996,
     net of issuance costs of $7,892,000               84,223,000                                                     84,223,000
  Conversion of preferred shares in
     connection with initial
     public offering in April 1996                                                                                            --
  Exercise of stock options                                54,000                                                         54,000
  Exercise of purchase rights                              92,000                                                         92,000
Repurchase of common stock
Deferred compensation related to issuance
  of common stock and grants of
  stock options                                        11,950,000    (11,950,000)                                             --
Deferred compensation adjustment for
  cancellation of stock options                        (1,278,000)     1,278,000                                              --
Amortization of deferred compensation                                  6,732,000                                       6,732,000
Change in unrealized gain on available-
  for-sale securities                                                                 $  17,000                           17,000
Net loss                                                                                              (16,078,000)   (16,078,000)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                            102,040,000     (5,742,000)        17,000       (17,075,000)    79,253,000
Issuance of common stock through:
  Exercise of stock options                               649,000                                                        650,000
  Exercise of purchase rights                             375,000                                                        375,000
Deferred compensation related to issuance
  of common stock and grants of
  stock options                                          621,000        (621,000)                                             --
Deferred compensation adjustment for
  cancellation of stock options                          (529,000)       529,000                                              --
Amortization of deferred compensation                                  2,220,000                                       2,220,000
Net loss                                                                                              (22,364,000)   (22,364,000)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 2, 1998                             $103,156,000   $ (3,614,000)     $  17,000      $(39,439,000) $  60,134,000
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                 CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY



                                                                                                                 Period from
                                                                              Year Ended                       June 15, 1995
                                                                  ----------------------------------  (date of inception) to
                                                                  JANUARY 2, 1998   December 31, 1996      December 31, 1995
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                          $(22,364,000)      $(16,078,000)             $ (997,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                   1,144,000            251,000                   2,000
       Amortization of notes receivable from officer                     112,000             68,000
       Amortization of deferred compensation                           2,220,000          6,732,000                 260,000
       Allowances for product returns                                    140,000             25,000
       Allowances for doubtful accounts                                   60,000
       Changes in operating assets and liabilities:
          Accounts receivable                                         (1,436,000)          (158,000)
          Inventories                                                   (421,000)          (220,000)
          Prepaid expenses and other current assets                     (325,000)           (93,000)                (30,000)
          Accrued interest on available-for-sale securities             (212,000)          (925,000)                (21,000)
          Other assets                                                    (7,000)           (45,000)
          Accounts payable                                               (52,000)           744,000                  87,000
          Accrued liabilities                                          2,087,000          2,255,000                  88,000
----------------------------------------------------------------------------------------------------------------------------
             Net cash used in operating activities                   (19,054,000)        (7,444,000)               (611,000)

Cash flows from investing activities:
  Purchases of property and equipment                                 (2,263,000)        (2,682,000)                (66,000)
  Purchases of available-for-sale securities                         (73,105,000)       (78,266,000)             (2,562,000)
  Sales or maturities of available-for-sale securities                90,225,000          7,572,000
  Issuance of notes receivable to officers                                               (1,339,000)
----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) investing activities       14,857,000        (74,715,000)             (2,628,000)

Cash flows from financing activities:
  Bank borrowings                                                      1,200,000            425,000
  Proceeds from equipment note                                         1,785,000            849,000
  Repayment of bank borrowings                                           (68,000)
  Repayment of equipment note                                           (248,000)           (11,000)
  Issuance of convertible promissory notes, net of issuance costs                                                   196,000
  Proceeds from issuance of Series A preferred stock,
     net of issuance costs                                               999,000          3,752,000
  Proceeds from issuance of common stock                               1,025,000         84,369,000                   3,000
----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by financing activities                  3,694,000         86,631,000               3,951,000
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    (503,000)         4,472,000                 712,000
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of period                         5,184,000            712,000                      --
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                            $  4,681,000       $  5,184,000              $  712,000
----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  Conversion of promissory notes for Series A preferred stock                                                    $  200,000
----------------------------------------------------------------------------------------------------------------------------
  Conversion of preferred stock to common stock in connection
     with the Company's initial public offering                                        $  5,025,000
----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                              $  290,000       $     27,000
----------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY



1.   FORMATION AND BUSINESS OF THE COMPANY

CardioThoracic Systems, Inc. (the Company) was incorporated in the state of California on June 15, 1995. The Company acquired all of the intellectual property assets from its predecessor, Informed Creation, a sole proprietorship, and expensed the purchase price to research and development as purchased in process research and development technology. The Company designs, develops, manufactures and markets surgical products and systems for minimally invasive cardiac surgery. The Company's principal operations commenced in December 1996, at which time it emerged from the development stage.

     On March 29, 1996, the Company was reincorporated in the state of Delaware with the associated exchange of shares of each class and series of stock of the predecessor company for one share of each identical class and series of stock of the Delaware successor company having a par value of $0.001 per share for both common stock and preferred stock.

     The Company sold 5,117,500 shares of common stock (including 667,500 shares from the exercise of the underwriter's over-allotment option) at $18.00 per share through an initial public offering in April 1996. Net proceeds (after underwriter's commissions and fees along with other costs associated with the offering) totaled approximately $84.2 million. Upon completion of the offering, all outstanding shares of Preferred Stock (a total of 5,025,000 shares) were converted into shares of Common Stock on a one-for-one basis.

     In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through 1999. The Company plans to continue to finance its operations with proceeds from the sale of capital stock, such as its initial public offering, borrowings, and revenues from product sales.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN FISCAL YEAR-END:

In January 1997, the Company changed its financial reporting year from a fiscal year of twelve calendar months ending on December 31 to a fiscal year of 52 or 53 weeks ending on the Friday closest to December 31. Accordingly, fiscal year 1997 ended on January 2, 1998.

BASIS OF CONSOLIDATION:

The Company has a wholly owned subsidiary in Germany, CardioThoracic Systems, GmbH. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

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

CONCENTRATION OF CREDIT RISK:

The Company's cash and cash equivalents are maintained at three financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

     For accounts receivable, management of the Company performs ongoing credit evaluations of its customers. At January 2, 1998 no individual customer accounted for more than 10% of net accounts receivable or total revenues. At December 31, 1996, one customer accounted for 14% of net accounts receivable and 13% of total revenues, respectively.

     The Company's products require approvals from the Food and Drug Administration (FDA) and international regulatory agencies prior to the commencement of commercialized sales. There can be no assurance that the Company's products will receive any of these required approvals. If the Company was denied such approvals, or such approvals were delayed, it would have a materially adverse impact on the Company.

FOREIGN CURRENCY TRANSLATION:

The Company's international subsidiary uses its local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity, if material.

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

RECLASSIFICATION:

Certain amounts in the financial statements have been reclassified to conform with the current year's presentation. The reclassifications had no impact on previously reported net loss.

NET LOSS PER SHARE:

The Company adopted the Financial Accounting Standards Board No. 128 "Earnings Per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98, and accordingly all prior periods have been restated. Net loss per common share and per common share-assuming dilution, are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of net loss per common share-assuming dilution as their effect is antidilutive. No addi-tional shares are considered to be outstanding for either calculation under the provisions of Staff Accounting Bulletin No. 98.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in fiscal 1998, has not been determined.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (FASB 131) "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in fiscal 1998 and the impact of adoption has not been determined.

3.   AVAILABLE-FOR-SALE SECURITIES

The following summarizes the Company's available-for-sale securities:

                                                           Gross       Gross
                                          Amortized     Unrealized   Unrealized
                                            Cost           Gains       Losses  Market Value
-------------------------------------------------------------------------------------------
January 2, 1998
Government agencies' notes and bonds     $10,759,000      $ 8,000    $ (1,000) $10,766,000

Corporate notes and bonds                 45,377,000       12,000      (2,000)  45,387,000
-------------------------------------------------------------------------------------------
                                         $56,136,000      $20,000    $ (3,000) $56,153,000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
December 31, 1996:
U.S. government notes and bonds          $15,710,000      $47,000    $ (3,000) $15,754,000
Government agencies' notes and bonds      12,032,000        1,000     (15,000)  12,018,000
Corporate notes and bonds                 45,514,000           --     (13,000)  45,501,000
-------------------------------------------------------------------------------------------
                                         $73,256,000      $48,000    $(31,000) $73,273,000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Available-for-sale debt securities by contractual maturities at January 2, 1998 are shown below.

                                        Amortized         Market
                                           Cost            Value
-------------------------------------------------------------------
Less than one year                     $52,092,000      $52,105,000
Due in one to two years                  4,044,000        4,048,000
-------------------------------------------------------------------
                                       $56,136,000      $56,153,000
-------------------------------------------------------------------
-------------------------------------------------------------------

4.   INVENTORIES

Inventories comprise:

                                   JANUARY 2, 1998   December 31, 1996
---------------------------------------------------------------------
Raw materials                             $188,000          $ 87,000
Work in progress                           203,000           127,000
Finished goods                             250,000             6,000
---------------------------------------------------------------------
                                          $641,000          $220,000
---------------------------------------------------------------------
---------------------------------------------------------------------

5.   PROPERTY AND EQUIPMENT

Property and equipment comprise:

                                   JANUARY 2, 1998   December 31, 1996
----------------------------------------------------------------------
Furniture and fixtures               $     475,000       $     303,000
Leasehold improvements                   1,228,000           1,127,000
Computer and office equipment            1,298,000             783,000
Machinery and equipment                  2,009,000             534,000
----------------------------------------------------------------------
                                         5,010,000           2,747,000
Less accumulated depreciation
and amortization                        (1,397,000)           (253,000)
----------------------------------------------------------------------
                                        $3,613,000          $2,494,000
----------------------------------------------------------------------
----------------------------------------------------------------------

6.   ACCRUED LIABILITIES

Accrued liabilities comprise:

                                   JANUARY 2, 1998  December 31, 1996
---------------------------------------------------------------------
Accrued payables                        $3,249,000         $1,641,000
Accrued compensation                     1,181,000            678,000
---------------------------------------------------------------------
                                        $4,430,000         $2,319,000
---------------------------------------------------------------------
---------------------------------------------------------------------

7.   COMMITMENTS

OPERATING LEASES:

The Company leases its facilities under three separate operating leases, which expire in August 2000, May 2001 and May 2001. In addition to the base rentals, the Company is responsible for certain taxes, insurance and maintenance costs. Two of the lease terms include annual rent adjustments under which the base rent is increased in accordance with the published Consumer Price Index for the area.

     At January 2, 1998, future minimum facility lease payments are as follows:

     1998                                $ 617,000
     1999                                  635,000
     2000                                  637,000
     2001                                  243,000
     ----------------------------------------------
                                         $2,132,000
     ----------------------------------------------
     ----------------------------------------------

     In August 1996, the Company entered into a noncancelable agreement to assign the lease for one of its facilities. The minimum facility lease payments, disclosed above, have not been reduced by minimum noncancelable rentals of $174,000, due in the future under the sublease agreement.

     Rent expense for the year ended January 2, 1998, December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995 was $497,000, $387,000 and $2,000, respectively.

  The Company received rental payments of $65,000 and $56,000 under subleases for the years ended January 2, 1998 and December 31, 1996.

DEVELOPMENT AND LICENSE AGREEMENTS:

In February and March, 1996, the Company entered into a development and license agreements with companies to develop minimally invasive cardiothoracic surgical products. Under the development program agreements, the Company will make development payments totaling $3.9 million upon the completion of certain milestones. During fiscal 1997 and 1996, $1.0 million and $1.4 million has been charged to research and development expense in connection with these agreements, respectively.

8.   BORROWINGS

BANK BORROWINGS:

The Company has a $5.0 million line of credit agreement, the proceeds of which shall be used for leasehold improvements and equipment purchases. Borrowings under this line of credit agreement are collateralized by funds held in the Company's liquidity management account with the same financial institution (which totaled $32.6 million at January 2, 1998) and shall not at any time exceed the collateral value. The principal, plus any accrued interest, advanced against this line of credit shall convert to a term loan on September 30, 1998 and will be amortized over a four year period. Both the line of credit and term loan bear interest at the prime rate minus 0.25% (8.25% at January 2, 1998).

EQUIPMENT NOTE:

The Company maintained a revolving $2.5 million equipment loan credit facility with a financial institution which expired on December 31, 1997. Borrowings under this agreement are collateralized by the assets purchased under this equipment facility. As of January 2, 1998, three separate equipment notes had been drawn against this facility for principal amounts of $849,000, $851,000 and $934,000, bearing interest at 11.97%, 12.27% and
11.75%, respectively. As of January 2, 1998, principal outstanding under each of these notes was $703,000, $763,000 and $910,000, and the final payment date is November 8, 2001, June 4, 2002 and November 11, 2002, respectively.

  At January 2, 1998, the future minimum payments under the equipment facility are as follows:

     1998                               $  410,000
     1999                                  495,000
     2000                                  553,000
     2001                                  599,000
     2002                                  319,000
--------------------------------------------------
                                        $2,376,000
--------------------------------------------------
--------------------------------------------------


9.   STOCKHOLDERS' EQUITY

PREFERRED STOCK:

Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series. As of January 2, 1998, 5,000,000 shares of preferred stock were authorized and no preferred stock was issued or outstanding. The previously outstanding preferred stock was converted into common in connection with the Company's initial public offering.

COMMON STOCK:

On August 25, 1995, the Company effected a 1.03606-for-1 common stock split. All common stock data in the accompanying financial statements has been retroactively adjusted to reflect the stock split.

     In connection with 2,800,121 shares of common stock issued in August 1995, 2,181,761 shares contain provisions for the repurchase of common stock by the Company (at the Company's option) in the event of termination of employment during the four years following the date of certain vesting dates. These shares are generally released from the repurchase provision ratably over 48 months beginning on certain vesting dates. At January 2, 1998 and December 31, 1996, 1,522,034 and 1,141,366 shares are subject to repurchase under these stock purchase agreements, respectively.

STOCK OPTION PLANS:

In December 1995, the Company approved the Incentive Stock Plan under which the officers of the Company are authorized and directed to enter into stock option agreements with selected individuals. In February 1996, the Company adopted the Nonstatutory Stock Option Plan and reserved 900,000 shares of common stock for issuance. In March 1996, the Company increased the shares reserved for the Nonstatutory Stock Option Plan from 900,000 shares to 995,000 shares. Options granted under these plans generally become exercisable 12/48 at the end of one year following date of grant and additional 1/48 of the shares shall become exercisable on the monthly anniversary of the grant date thereafter until all of the shares have become exercisable.

Activity under the Plans is as follows:

                                           Shares                                Outstanding Options
                                          Available              -------------------------------------------------
                                             for                     Number              Exercise       Aggregate
                                            Grant                  of Shares               Price          Price
------------------------------------------------------------------------------------------------------------------
Options reserved at Plan inception      1,200,000

Options granted                          (460,000)                 460,000           $ 0.001-$ 0.10     $46,000
------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995               740,000                  460,000           $ 0.001-$ 0.10      46,000
Additional shares authorized            1,395,000
Options granted                        (2,111,750)               2,111,750           $  0.10-$21.13  10,141,703
Options canceled                          149,167                 (149,167)          $ 17.00-$21.13    (341,605)
Options exercised                                                 (254,300)          $  0.10-$11.00     (53,922)
------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996               172,417                2,168,283           $  0.10-$21.13   9,792,176
Additional shares authorized              600,000
Options granted                        (1,634,450)               1,634,450           $  4.78-$25.38  16,766,745
Options canceled                          988,019                 (988,019)          $  0.10-$25.38 (12,245,126)
Options exercised                                                 (503,504)          $ 0.001-$11.00    (649,570)
------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 2, 1998                 125,986                2,311,210           $ 0.001-$21.13 $13,664,225
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

DIRECTOR OPTION PLAN:

In February 1996, the Company approved the Director Option Plan and reserved 200,000 shares of common stock for issuance. Options to purchase 18,000 and 12,000 shares of the Company's common stock were granted during fiscal 1997 and 1996 with an exercise price of $14.88 and $13.75 per share, respectively. No options are exercisable at January 2, 1998.

EMPLOYEE STOCK PURCHASE PLAN:

In February 1996, the Company approved the Employee Stock Purchase Plan and reserved 150,000 shares of common stock for issuance. As of January 2, 1998 and December 31, 1996, 44,626 and 6,009 shares of common stock had been purchased under this plan at a weighted average of $8.42 and $15.30 per share, respectively.

STOCK-BASED COMPENSATION:

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Had compensation cost for the Director Option Plan, the Incentive Stock Plan, the Nonstatutory Stock Option Plan and the Employee Stock Purchase Plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995, according to the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years would have been increased to the pro forma amounts indicated below:

                                 JANUARY 2, 1998  December 31, 1996    December 31, 1995
----------------------------------------------------------------------------------------
Net loss--
     as reported                   $(22,364,000)       $(16,078,000)          $(997,000)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Net loss--
     pro forma                     $(24,868,000)       $(16,180,000)          $(997,000)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Net loss per share--
     as reported                   $      (1.66)        $     (1.64)          $   (0.36)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Net loss per share--
     pro forma                     $      (1.84)       $     (1.65)           $   (0.36)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:


                                           1997          1996           1995
Risk-free interest rate              5.71-6.81%     5.57-6.44%          5.56%
Expected life                           4 years        4 years        4 years
Expected dividends                           --             --             --
Expected volatility                      73.57%         38.88%             --

     The expected life is based on the assumption that stock options on average are exercised once they are fully vested. The risk-free interest rate was calculated in accordance with the grant date and expected life.

The options outstanding and currently exercisable by exercise price at January 2, 1998 are as follows:

                                                                              Options Currently
                            Options Outstanding                                  Exercisable
------------------------------------------------------------------------   -------------------------
                                                 Weighted
                                                  Average       Weighted                    Weighted
                                                Remaining        Average                     Average
  Exercise                          Number    Contractual       Exercise         Number     Exercise
   Price                       Outstanding           Life          Price    Exercisable        Price
----------------------------------------------------------------------------------------------------
$0.001-$ 8.10                      290,000            8.1        $ 0.001        290,000       $0.001
$ 0.10-$ 8.10                      484,840            8.1         $ 0.10        121,233       $ 0.10
$ 4.78-$ 8.00                    1,179,662            9.6         $ 6.40        204,877       $ 5.98
$11.00-$15.00                      289,708            8.9         $14.08         69,466       $13.64
$16.58-$21.13                       85,000            9.2         $20.32          4,790       $16.58
----------------------------------------------------------------------------------------------------


     Deferred compensation to be recognized as a result of stock options granted and common stock issued subject to repurchase provisions as of January 2, 1998 totals $3.6 million. Amortization of deferred compensation is generally over vesting periods of one to four years, with compensation expense recognized in the years ended January 2, 1998 and December 31, 1996 and the period from June 15, 1995 (date of inception) to December 31, 1995 being $2.2 million, $6.7 million and $260,000, respectively.

10.  RELATED PARTIES

In June 1995, the Company entered into a consulting and assignment agreement with a surgeon who serves on the Company's Scientific Advisory Board. Under the agreement, the surgeon will develop prototype instruments, participate in developing any testing protocols, provide clinical input with respect to current surgical procedures, provide evaluations of prototype products and test prototype and production products. In consideration, the Company will pay this surgeon $5,000 per month. Payments under this agreement totaled $60,000, $60,000 and $30,000 in fiscal year 1997, 1996 and 1995, respectively. The assignment agreement assigned to the Company all this surgeon's rights, title and interest in and to a U.S. patent application entitled "Method For Coronary Artery Bypass." Concurrent with this agreement, the Company sold 103,060 shares of common stock for cash at $0.001 per share and will pay a 3% royalty on the first $10 million of net sales, 2% on the next $15 million of net sales and 1.5% on net sales above $25 million of future products covered by future potential patents on which this surgeon is the sole inventor. No royalty payments were made in 1997, 1996 and 1995.

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

     In February 1996, the company entered into a consulting agreement with a board member. The agreement requires this board member to provide consulting services with respect to the conception, development and clinical evaluation of devices, instruments and techniques for minimally invasive coronary artery bypass graft surgery (MIDCAB) for four years. In consideration for these consulting services, the Company granted to partnerships of which this board member is a general partner, nonstatutory options to purchase a total of 90,000 shares of common stock of the Company at an exercise price of $0.10 per share. The options will be fully exercisable immediately, but subject to repurchase at cost in the event that both the agreement is terminated in accordance with its terms and this board member is no longer a member of the Company's board of Directors. The repurchase right will lapse at the rate of 1/48 of the shares each month beginning in March 1996. The Company will also pay royalties of 4% on the aggregate net sales of certain products sold by the Company until a total of $25.0 million has been paid. Thereafter, the Company will have no further royalty obligations under this agreement. The partnerships exercised the stock options to purchase a total of 90,000 shares in February 1996. No royalties were paid during 1997 and 1996.

     Also in February 1996, the Company entered into a development program agreement with a medical device company. This company is currently developing several minimally invasive cardiothoracic surgical products. Under the development program agreement, the Company will issue a purchase order in the amount of $30,000 to this company for their current prototype products. The Company will make development payments totaling $500,000 and issued a nonstatutory option to purchase 450,000 shares of common stock of the Company at an exercise price of $0.001 per share. All of the shares subject to the option will become exercisable on December 31, 1998 unless the development program agreement is terminated in accordance with its terms. However, the vesting of the options will be accelerated upon completion of certain milestones. Also, the Company will pay certain royalties based on revenue from certain product sales and sublicenses. The Company may terminate the agreement without cause on 90 days notice by paying a termination fee to this company in addition to all payments owed through the notice date. No royalty payments were made during 1997 and 1996.

NOTES RECEIVABLE FROM OFFICERS:

In April 1996, the Company loaned an officer $300,000 pursuant to a provision in the officer's employment agreement. The resulting promissory note bears interest at the rate of 5.88% per annum and is due and payable in 37 installments, the first of which shall be $75,000 due on April 29, 1997, followed by 36 equal monthly installments of $6,250 beginning on May 29, 1997. Also, in June 1996, the Company loaned this officer an additional $55,000. The resultant promissory note bears interest at the rate of 5.88% per annum and is forgiven in two equal installments on January 5, 1997 and January 5, 1998 or termination of employment, if earlier. Should the officer's association with the Company continue through the due date of any installment payment under these notes, then the Company agrees to forgive all principal and interest due by the terms of the note for the installment. The Company amortizes the loan over the term of the notes on a straight line basis. As of January 2, 1998 principal and interest of $175,000 is outstanding under these notes.

     In May 1996, the Company loaned an officer $35,000. The resultant promissory note bears interest at 6.36% per annum and is due on the earlier of May 20, 2000 or termination of employment. At January 2, 1998 all principal and interest is outstanding on this note. The loan is collateralized by the officer's option to purchase common stock.

     In August 1996, the Company loaned an officer $750,000 which is due and payable on the earlier of August 16, 2000 or termination of employment. The resultant promissory note does not bear interest and is collateralized by the officer's holding of 75,000 shares of the Company's common stock. At January 2, 1998 principal of $750,000 is outstanding on this note.

     In December 1996, the Company loaned an officer $200,000 pursuant to a provision in the officer's employment agreement. The resultant promissory note bears interest at 6.31% per annum and is due on the earlier of December 31, 2000 or termination of employment. At January 2, 1998 all principal and interest is outstanding on this note.

11. INCOME TAXES

At January 2, 1998, the Company has approximately $26.8 million in federal and state net operating loss carryforwards to reduce future taxable income. These carryforwards expire in the years 2001 through 2012, if not utilized.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

     Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                               JANUARY 2, 1998   December 31, 1996
----------------------------------------------------------------------------------
Deferred tax assets:
     Net operating loss carryforwards            $  10,724,000        $  1,457,000
     Capitalized research and
       development costs                                83,000             100,000
     Capitalized start-up costs                      1,267,000           2,404,000
     Research and development credit                   947,000             180,000
     Other                                             381,000              25,000
Less: valuation allowance                          (13,402,000)         (4,166,000)
----------------------------------------------------------------------------------
Net deferred tax assets                           $         --         $        --
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is more likely than not that a tax benefit may not be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets due to uncertainties that a benefit can be realized in the future.

                 REPORT OF INDEPENDENT ACCOUNTANTS

           CARDIOTHORACIC SYSTEMS, INC. AND SUBSIDIARY



To the Board of Directors
CardioThoracic Systems, Inc.:

We have audited the accompanying consolidated balance sheets of CardioThoracic Systems, Inc. and subsidiary as of January 2, 1998 and December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended January 2, 1998 and December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioThoracic Systems, Inc. and subsidiary as of January 2, 1998 and December 31, 1996 and the results of its operations and its cash flows for the year ended January 2, 1998 and December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Coopers and Lybrand LLP

San Jose, California
January 23, 1998

                                   BALANCE SHEET
                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)



                                                                June 14, 1995
-----------------------------------------------------------------------------
ASSETS
  Current assets:
     Cash and cash equivalents                                        $ 6,146
-----------------------------------------------------------------------------
       Total current assets                                             6,146
  Property and equipment, net                                           9,707
-----------------------------------------------------------------------------
       Total assets                                                   $15,853
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
LIABILITIES AND SOLE PROPRIETORSHIP CAPITAL
  Current liabilities:
     Accounts payable                                                 $ 1,618
-----------------------------------------------------------------------------
       Total current liabilities                                        1,618
-----------------------------------------------------------------------------
  Sole proprietorship capital                                          14,235
-----------------------------------------------------------------------------
       Total liabilities and sole proprietorship capital              $15,853
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.




                              STATEMENTS OF OPERATIONS

                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)



                                                                                 Cumulative
                                    Period from                                 Period from
                                January 1, 1995                            November 3, 1993
                                             to         Year Ended   (date of inception) to
                                  June 14, 1995  December 31, 1994            June 14, 1995
-------------------------------------------------------------------------------------------
Costs and expenses:
  Research and development               $2,808            $20,154                  $29,276
  General and administrative              5,537             22,162                   29,193
-------------------------------------------------------------------------------------------
       Operating loss                    (8,345)           (42,316)                 (58,469)
Interest and other income, net               24                 63                       96
-------------------------------------------------------------------------------------------
       Net loss                         $(8,321)          $(42,253)                $(58,373)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      STATEMENT OF SOLE PROPRIETORSHIP CAPITAL

                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)

  Capital contributed                                                 $21,206
  Net loss                                                             (7,799)
-----------------------------------------------------------------------------
Balance, December 31, 1993                                             13,407
  Additional capital contributed                                       69,628
  Distributions to sole proprietor                                    (27,288)
  Net loss                                                            (42,253)
-----------------------------------------------------------------------------
Balance, December 31, 1994                                             13,494
  Additional capital contributed                                       27,406
  Distributions to sole proprietor                                    (18,344)
  Net loss                                                             (8,321)
-----------------------------------------------------------------------------
Balance, June 14, 1995                                                $14,235
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                              STATEMENTS OF CASH FLOWS

                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)



                                                                                          Cumulative
                                          Period from                                    Period from
                                      January 1, 1995                               November 3, 1993
                                                   to           Year Ended    (date of inception) to
                                        June 14, 1995    December 31, 1994             June 14, 1995
------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                   $ (8,321)            $(42,253)                  $(58,373)
  Adjustments to reconcile
   net loss to net cash used in
   operating activities:
     Depreciation                               1,559                3,090                      4,751
     Change in operating liabilities:
       Accounts payable                           513               (3,803)                     1,618
------------------------------------------------------------------------------------------------------
         Net cash used in operating
          activities                           (6,249)             (42,966)                   (52,004)
------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of property and equipment              --               (2,161)                   (14,458)
------------------------------------------------------------------------------------------------------
         Net cash used in investing
           activities                              --               (2,161)                   (14,458)
------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Capital contributed                          27,406               69,628                    118,240
  Distributions to sole proprietor            (18,344)             (27,288)                   (45,632)
------------------------------------------------------------------------------------------------------
         Net cash provided by
           financing activities                 9,062               42,340                     72,608
------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                          2,813               (2,787)                     6,146
------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning
  of period                                     3,333                6,120                         --
------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end
  of period                                    $6,146               $3,333                     $6,146
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           NOTES TO FINANCIAL STATEMENTS

                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)


1.   FORMATION AND BUSINESS OF THE COMPANY

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

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

3.   PROPERTY AND EQUIPMENT:

At June 14, 1995, property and equipment comprise:

Machinery and equipment                                $12,297
Office equipment                                         2,161
--------------------------------------------------------------
                                                        14,458
Less accumulated depreciation                           (4,751)
--------------------------------------------------------------
Total property and equipment                           $ 9,707
--------------------------------------------------------------
--------------------------------------------------------------

4.   SALE OF TECHNOLOGY

On June 15, 1995, the Sole Proprietor received $1,000 from CardioThoracic Systems, Inc. in exchange for all rights and patents and confidential information relating to the Sole Proprietorship.

                         REPORT OF INDEPENDENT ACCOUNTANTS

                   INFORMED CREATION (A DEVELOPMENT STAGE ENTITY)


To the Sole Proprietor
Informed Creation:

We have audited the accompanying balance sheets of Informed Creation (a development stage entity) as of June 14, 1995 and the related statements of operations, sole proprietorship capital, and cash flows for the period from January 1, 1995 to June 14, 1995 and the cumulative period from November 3, 1993 (date of inception) to June 14, 1995. These financial statements are the responsibility of the management of the sole proprietorship. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informed Creation (a development stage entity) as of June 14, 1995 and the statements of operations, sole proprietorship capital and cash flows for the period from January 1, 1995 to June 14, 1995 and the cumulative period from November 3, 1993 (date of inception) to June 14, 1995 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand LLP

San Jose, California
February 12, 1996

                            CORPORATE INFORMATION
                         CARDIOTHORACIC SYSTEMS, INC.

CORPORATE OFFICES
CardioThoracic Systems, Inc.
10600 North Tantan Avenue
Cupertino, CA 95014
(408) 342-1700 phone
(408) 342-1717 fax

TRANSFER AGENT AND REGISTRAR
Norwest Bank Minnesota, N.A.
Shareowner Services
P.O. Box 64854
St. Paul, MN 55164
(612) 450-4084 or (800) 468-9716
(612) 450-4078 fax

GENERAL COUNSEL
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Palo Alto, CA

AUDITORS
Coopers & Lybrand, L.L.P.
San Jose, CA

ANNUAL MEETING
The Annual Meeting of Shareholders will be held May 19, 1998 at 9:00 a.m. at the Company's corporate offices.

FORM 10-K
A copy of the Company's Form 10-K is available without charge, upon written request to the Company's Investor Relations department.

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION
The Company's common stock is traded on the NASDAQ National Market under the symbol "CTSI." There were approximately 332 holders of record of the Company's common stock on February 18, 1998. The table below provides quarterly high/low prices on the NASDAQ national market, as reported by NASDAQ.

                           1997              1996
Quarter               High      Low     High      Low
----------------------------------------------------------
First                $26 1/2   $18 5/8
Second*               21 5/8    10 3/4   $25 1/4   $12 1/2
Third                 14 1/8     6 3/4    21 1/4     9 3/4
Fourth                 9 3/8     4 5/8    22 1/8    16 1/2
----------------------------------------------------------
* The Company effected its initial public offering on April 18, 1996.

No dividends have been paid on common stock to date and the Company has no current plans to do so.