Form 10-K, Exhibit 13
period 1999-01-01
CARDIOTHORACIC SYSTEMS INC
filed 1999-03-30
CIK 1009677

1998 FINANCIAL REVIEW

         ----------------------------------------
               TABLE OF CONTENTS

         17    Selected Financial Data

         18    Management's Discussion and Analysis of
               Financial Condition and Results of Operations

         24    Consolidated Balance Sheets

         25    Consolidated Statements of Operations

         26    Consolidated Statements of Stockholders' Equity

         28    Consolidated Statements of Cash Flows

         29    Notes to Consolidated Financial Statements

         35    Report of Independent Accountants

     SELECTED FINANCIAL DATA
     CardioThoracic Systems, Inc. and subsidiary



                                                                   Company                                   Informed Creation
                                      ---------------------------------------------------------------------------------------------
                                                                                         June 15, 1995
                                                                                           (date of       January 1,
                                        YEAR ENDED       Year Ended        Year Ended    inception) to     1995 to      Year Ended
                                        JANUARY 1,       January 2,       December 31,   December 31,      June 14,    December 31,
                                           1999            1998               1996          1995(1)         1995(1)        1994
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
  Net sales                           $ 16,149,000     $  9,379,000      $    141,000
  Cost of sales and start-up
   manufacturing costs                   7,237,000        5,962,000           842,000
                                      -----------------------------------------------
  Gross profit (loss)                    8,912,000        3,417,000          (701,000)
  Operating expenses:
   Research and development             11,496,000       10,806,000        11,475,000     $  488,000       $ 2,808        $20,154
   Sales, marketing, general
    and administration                  21,655,000       18,620,000         6,977,000        556,000         5,537         22,162
   Restructuring costs                     736,000
  Interest income, net                   2,413,000        3,645,000         3,075,000         47,000            24             63
                                      ---------------------------------------------------------------------------------------------
  Net loss                            $(22,562,000)    $(22,364,000)     $(16,078,000)    $ (997,000)      $(8,321)      $(42,253)
                                      ---------------------------------------------------------------------------------------------
                                      ---------------------------------------------------------------------------------------------
  Net loss per common share
   and per common share --
   assuming dilution                  $      (1.62)    $      (1.66)     $      (1.64)    $    (0.36)
                                      ---------------------------------------------------------------
  Shares used in computing
   net loss per common share
   and per common share --
   assuming dilution                    13,968,000       13,505,000         9,794,000      2,783,000
-----------------------------------------------------------------------------------------------------

                                                                   Company                                   Informed Creation
                                      ---------------------------------------------------------------------------------------------
                                        JANUARY 1,       January 2,       December 31,   December 31,      June 14,    December 31,
                                           1999             1998              1996           1995            1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
  Cash, cash equivalents and
   available-for-sale securities      $ 40,253,000     $ 60,834,000      $ 78,457,000     $3,273,000        $ 6,146        $ 3,333
  Working capital                       25,750,000       54,871,000        54,512,000      3,149,000          4,528          2,228
  Total assets                          49,766,000       69,276,000        83,691,000      3,389,000         15,853         14,599
  Accumulated deficit                  (62,001,000)     (39,439,000)      (17,075,000)      (997,000)
  Total sole proprietorship
   capital or stockholders' equity      39,963,000       60,134,000        79,253,000      3,214,000         14,235         13,494
-----------------------------------------------------------------------------------------------------------------------------------

  (1) The periods beginning on or after June 15, 1995 reflects the data of the Company. The periods to and including June 14, 1995 reflect data of Informed Creation. The Company acquired all of the intellectual property assets of Informed Creation for cash on September 7, 1995.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     CardioThoracic Systems, Inc. and subsidiary

The following discussion of the financial condition and results of operations of CardioThoracic Systems, Inc. ("CTS" or the "Company") should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included herein.

   This report contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's future results of operations could vary significantly from those anticipated by such statements as a result of factors described in this Management's Discussion and Analysis of Financial Condition and Results of Operations and under "Factors Affecting Results of Operations."

OVERVIEW

The business of the Company was commenced in November 1993 as a sole proprietorship, Informed Creation. In June 1995, the business was incorporated and as part of the Company's initial financing in September 1995, the Company acquired all intellectual property assets of Informed Creation. The Company has a limited operating history upon which evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. The Company began commercial sales of its products in December 1996 and has limited experience in manufacturing, marketing and selling its products. The Company has experienced operating losses since its inception, and, as of January 1, 1999, the Company had an accumulated deficit of approximately $62,001,000. The development and commercialization of the Company's products will continue to require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its operating losses to continue at least through 1999 as it expends substantial resources to continue development of its products, obtain additional regulatory clearances or approvals, continue to market, sell and manufacture its products, support its finance and administrative organizations and conduct further research and development. There can be no assurance that the Company's products will gain enough commercial acceptance to allow the Company to generate the revenues necessary to achieve profitability.

   Most of the Company's current products are designed to enable the majority of cardiothoracic surgeons to perform minimally invasive cardiac surgery ("MICS") on a beating heart. Accordingly, the Company's success is dependent upon acceptance of this procedure by the medical community as a reliable, safe and cost effective alternative to existing treatments for revascularizing blocked coronary arteries. The Company is unable to predict how quickly, if at all, MICS will be adopted by the medical community or, if it is adopted, the number of MICS procedures that will be performed. The medical conditions that can be treated with MICS can also be treated with widely accepted surgical procedures such as CABG surgery and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. Although the Company believes that MICS has significant advantages over competing procedures, broad-based clinical adoption of MICS will not occur until physicians determine that the approach is an attractive alternative to current treatments for coronary artery disease. The Company believes that continued physician endorsements will be essential for clinical adoption of MICS, and there can be no assurance that such endorsements will be continued. Clinical adoption will also depend upon the Company's ability to facilitate training of cardiothoracic surgeons to perform MICS, and the willingness of such surgeons to perform MICS procedures. Patient acceptance of MICS will depend in part upon physician recommendations as well as other factors, including the degree of invasiveness, the effectiveness of the procedure and rate and severity of complications associated with MICS as compared to other treatments. Even if the clinical efficacy of MICS is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. Health care payor acceptance may require evidence of the cost effectiveness of the MICS as compared to other currently available treatments. For all of these reasons, there can be no assurance that MICS will gain clinical adoption. Failure of MICS to achieve significant clinical adoption would have a material adverse effect on the Company's business, financial condition and results of operations.

   Most of the Company's current products are designed for beating heart MICS and are expected to account for the great majority of the Company's revenues in 1999. The Company manufactured and sold approximately 23,700 beating heart MICS systems in the two years ended January 1, 1999, but there can be no assurance that demand for the Company's current or future products will be sufficient to allow profitable operations. Failure of the Company's current and future products to be successfully commercialized at significantly higher volumes would have a material adverse effect on the Company's business, financial condition and results of operations.

   Before the Company can market certain products under development in the United States, the Company must obtain clearance or approval from the United States Food and Drug Administration ("FDA"). The Company has filed or will be filing 510(k) premarket notifications or premarket approval ("PMA") applications with the FDA for clearance or approval to market current products and certain products under development. There can be no assurance that the FDA will act favorably or quickly on the Company's submissions, or that significant difficulties and costs will not be encountered by the Company in its efforts to obtain FDA clearance or approval for its products under development. Any such difficulties could delay or preclude obtaining regulatory clearance or approval. In addition, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of its 510(k) clearance or PMA approval, any of which could limit the Company's ability to market its products under development. Further, if the Company wishes to modify a product after FDA clearance or approval, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Failure to receive, or delays in receipt of, FDA clearances or approvals, including delays resulting from an FDA request for clinical trials or additional data as a prerequisite to clearance or approval, or any FDA conditions that limit the ability of the Company to market its products under development, could have a material adverse effect on the Company's business, financial condition and results of operations.

   In order for the Company to market its products under development in Europe and certain other international jurisdictions, the Company and its distributors will have to obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality. These regulations, including the requirements for registrations or approvals and the time required for regulatory review, vary from country to country. The Company has received ISO 9001 certification and the CE Mark approval for sale of its current products. The CE Mark evidences receipt of the regulatory approval necessary for commercialization in European Union countries and eliminates the requirement to obtain individual country approvals. There can be no assurance that the Company will obtain future regulatory registrations or approvals in other such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory registrations or approvals. Delays in receipt of these registrations or approvals, failure to receive these clearances or approvals, or the loss of received registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED JANUARY 1, 1999 COMPARED TO THE YEAR ENDED JANUARY 2, 1998.

Net sales increased 72% to $16.1 million in the year ended January 1, 1999 when compared to the year ended January 2, 1998. The increase in net sales was due primarily to a 111% increase in unit shipments of the CTS MIDCAB-TM-Procedure System and CTS OPCAB-TM- Procedure family of products for the year ended January 1, 1999 over the previous year. The increase in unit shipments was offset by a 16% drop in the average selling price per procedural unit in the year ended January 1, 1999 from the previous year.

   Gross profit increased to $8.9 million (55% of net sales) in the year ended January 1, 1999 compared to $3.4 million (36% of net sales) in the previous year. The improvement in gross profit as a percent of net sales is primarily due to lower material costs per unit, higher production volumes which resulted in increased manufacturing efficiencies and a smaller percentage of international revenue which has lower selling prices and consequently lower gross margins.

   Research and development expenses in the year ended January 1, 1999 were $11.5 million compared to $10.8 million in the year ended January 2, 1998. This was a result of increased research and development staff, facility costs, and expenditures related to the continuing development and prototyping of the instruments associated with the Company's Access MV-TM- products, Access Ultima,-TM- Modular MIDCAB-TM- System, Ceres-TM- Saphenous Vein Harvesting System, Aurora-TM- MultiTrac System, cannulation systems and valve attachment products. The Company expects that research and development expenses will continue at current levels through 1999.

   The Company has entered into development and licensing agreements, and may enter into additional agreements in the future, that require milestone payments which are tied to certain events. The timing of these milestone payments is uncertain and could have a material impact on the operating results in the quarter and year in which they are expensed. During 1998 the Company expensed $1.3 million for licensing of certain intellectual property and other milestone payments, compared to $1.3 million in 1997.

   Sales, marketing, general and administrative expenses increased to $21.7 million in the year ended January 1, 1999 compared to $18.6 million in the same period last year. This increase was due primarily to the addition of sales and marketing personnel, the costs associated with the support of a larger field sales organization and higher surgeon training costs. The Company expects that sales and marketing and administrative expenses will decrease somewhat in 1999 as the Company reduces its costs to sell product internationally.

   The Company has recorded deferred compensation of $14.6 million, less cancellations of $2.1 million, for the difference between the option exercise price or restricted stock purchase price and the deemed fair value of the Company's Common Stock for options granted and restricted stock sold in 1995 and early 1996 and for the deemed fair value of the Company's Common Stock for options granted to non-employees since inception. The deferred compensation is being amortized to operating expenses over the related vesting period of the shares (one to four years) and will, therefore, continue to have an adverse effect on the Company's results of operations through 2001. Amortization of deferred compensation charged to operating expenses in the year ended January 1, 1999 totaled $1.8 million compared to $2.2 million for the same period last year.

   In the fourth quarter of fiscal 1998, the Company recorded a restructuring charge of $736,000 in connection with the closure of its German subsidiary. In accordance with the restructuring plan, this closure resulted in the termination of four German employees which represented all the employees of the German subsidiary. The charge associated with employee termination benefits was $349,000. The balance of the restructuring charge was an $88,000 non-cash charge for the loss on property and equipment and the write-down of other recorded assets, $235,000 for lease cancellation expenses and $64,000 for other exit related costs.

   Interest income decreased to $2.8 million in the year ended January 1, 1999 compared to $4.0 million in the same period last year. This decrease was primarily due to lower average cash and investment balances.

FOR THE YEAR ENDED JANUARY 2, 1998 COMPARED TO THE YEAR ENDED
DECEMBER 31, 1996.

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

   Research and development expenses for the year ended January 2, 1998 were $10.8 million compared to $11.5 million for the year ended December 31, 1996. This decrease was due to a reduction in the charge for amortization of deferred compensation allocated to research and development from $5.3 million in 1996 to $689,000 in 1997, partially offset by an increase in research and development staff, patent-related costs, facility costs, costs associated with acquiring certain intellectual property and increased expenditures related to the continuing development of the instruments associated with the Access MV System, CTS Saphenous Vein Harvesting System and valve products.

   The Company has entered into development and licensing agreements that require milestone payments which are tied to certain events. During 1997 the Company expensed $1.3 million for the right to acquire certain intellectual property and a milestone payment related to a development agreement compared to $1.5 million in 1996 for milestone payments related to development agreements.

   Sales, marketing, general and administrative expenses increased to $18.6 million for the year ended January 2, 1998 compared to $7.0 million for the year ended December 31, 1996. This increase was due primarily to the hiring of marketing and administrative personnel and consultants, the CTS CORriculum-TM- training programs, promotional efforts to increase market awareness of the Company and MICS, sales and marketing costs associated with the Company's German subsidiary, higher facility costs and establishing the Company's administrative infrastructure.

   Net interest income increased to $3.7 million for the year ended January 2, 1998 compared to $3.1 million in the same period last year. The increase is due to higher average cash and investment balances during 1997 compared to 1996 resulting from the Company's April 1996 initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has financed its operations primarily from the sale of equity securities. As of January 1, 1999, the Company had raised approximately $90.9 million (net of stock issuance costs) from the sale of equity securities. As of January 1, 1999, cash, cash equivalents and available-for-sale securities totaled $40.3 million. The Company's cash used in operations was $17.4 million for the year ended January 1, 1999, reflecting expenditures made primarily to continue research and development and sales and marketing activities, and to support its administrative infrastructure. The Company also spent $1.7 million for the purchases of property and equipment and $1.6 million for repayment of debt in the year ended January 1, 1999.

   The Company plans to finance its operations principally from existing cash, cash equivalents and available-for-sale securities and interest thereon, and product revenues. The Company believes that its existing cash balances and available-for-sale securities and interest thereon, and product revenues will be sufficient to fund its operations through 2000. The Company's capital requirements, and the availability of product revenues, depend on numerous factors, including the progress of the Company's product development programs, the receipt of and the time required to obtain regulatory clearances or approvals, the resources the Company devotes to developing, manufacturing and marketing its products, the extent to which the Company's products receive market acceptance, and other factors. The Company expects to devote substantial capital resources to research and development, to support a direct sales force and marketing operation in the United States and to continue to support its manufacturing capacity and facilities. Consequently, the Company may be required to raise additional funds through public or private financing, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive convenants.

   At January 1, 1999, the Company had approximately $48.3 million in federal and $35.3 million in state net operating loss carryforwards, which will expire in the years 2001 through 2018, if not utilized. In addition, the Company has federal and state research and development credits of $1.4 million and $778,000, respectively. These credits expire in the years 2011 through 2018, if not utilized. Utilization of federal income tax carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. These annual limitations may result in expiration of net operating loss carryforwards and research and development credits before they can be fully utilized.

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

   The Company is in the process of performing an inventory of all software utilized by the Company and determining whether or not the software is year 2000 compliant. In late 1996 the Company acquired its manufacturing, order entry, finance and network software from third party vendors that have certified such software to be year 2000 compliant. The Company believes it has no custom software in its manufacturing or development processes which requires modification. The Company expects to complete this evaluation of software in early 1999. The Company is not anticipating finding any significant non-compliant software. If any such software is found it would most likely be replaced by commercially available software that was year 2000 compliant.

   The Company is also surveying its major suppliers to determine their year 2000 readiness. It is expected that the survey will be completed in early 1999. The Company currently has no plans to contact its customers concerning their year 2000 readiness. The Company's products have no date sensitive software or embedded chip technology. The Company has sold its products to over 500 hospitals and distributors worldwide and no one customer represents more than 10% of the Company's revenue.

   Virtually all of the computer hardware currently owned by the Company is year 2000 compliant and in any event non-compliant computer hardware will most likely be replaced before the year 2000.

   Based on a preliminary assessment, the Company believes that there will be no material impact on the operations of the Company due to the year 2000 issue. As a result the Company is not developing any formal contingency plans.

   The costs incurred to date to determine the impact of the year 2000 issue are immaterial and no significant future costs are anticipated.

FINANCIAL RISK MANAGEMENT

As a Company with international sales, CTS faces exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as the Company's international business grows and the Company's business practices evolve and could have a material adverse effect on the Company's business, financial condition and results of operations. All of the Company's international sales are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and therefore, reduce demand for the products or force the Company to reduce its selling price. Reduced demand or lower selling prices could have a material adverse effect on the Company's business, financial condition and results of operations. Currently, the Company does not hedge against any foreign currencies.

   The Company maintains an investment portfolio of various issuers, types and maturities. These securities are classified as available-for-sale, and consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of stockholders' equity. At any time, a sharp rise in interest rates could have a material adverse effect on the fair value of the Company's investment portfolio. Conversely, declines in interest rates could have a material adverse effect on the interest earnings of the Company's investment portfolio. Currently, the Company does not hedge these interest rate exposures.

RECENT ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. Currently, the Company does not hold derivative instruments or engage in hedging activities.

FACTORS AFFECTING RESULTS OF OPERATIONS

HIGHLY COMPETITIVE MARKET; RISK OF ALTERNATIVE THERAPIES; RISK OF REUSE.

The medical device industry and the market for treatment of cardiovascular disease, in particular, are characterized by rapidly evolving technology and intense competition. A number of companies, including Johnson & Johnson, Boston Scientific Corporation, Guidant Corporation and Medtronic, Inc., are currently marketing stents, catheters, lasers, drugs and other less invasive means of treating cardiovascular disease. Many of these less invasive treatments, as well as CABG surgery, are widely accepted in the medical community and have a long history of safe and effective use. Many of the Company's competitors have substantially greater capital resources, name recognition and expertise in and resources devoted to research and development, manufacturing and marketing and obtaining regulatory clearances or approvals. Furthermore, competition in the emerging market for minimally invasive cardiac surgery is intense and is expected to increase. Medtronic, Inc., Genzyme Surgical Products Corp., Johnson & Johnson, Guidant Corporation, Baxter International, Inc., Heartport, Inc. and United States Surgical Corp. are marketing or have announced that they are developing products to be used in MICS procedures. There can be no assurance that MICS procedures will replace any current treatments. Additionally, even if MICS procedures are widely adopted, there can be no assurance that the Company's competitors will not succeed in developing or marketing alternative procedures and technologies, competing devices to perform the same procedures, or therapeutic drugs that are more effective than the Company's products or that render the Company's products or technologies obsolete or not competitive. In addition, there can be no assurance that existing products for other surgical uses will not be used in MICS procedures. Furthermore, sales of the Company's products could be adversely affected by reuse, notwithstanding the instructions in the Company's clinical protocols and product labeling indicating that certain components of the Company's products are single-use devices. Such competition or reuse could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE.

The Company currently has a small sales and marketing organization when compared to most of its competitors. The Company sells its products in the United States through a direct sales force. In certain international markets, the Company sells its products through distributors. There can be no assurance that the Company will be able to build a larger direct sales force or marketing organization, that maintaining a direct sales force or marketing organization will be cost effective, or that the Company's sales and marketing efforts will be successful. There can be no assurance that the Company will be able to maintain agreements with distributors, or that such distributors will devote adequate resources to selling the Company's products. Since the Company has entered into distribution agreements for the sale of its products in certain countries, it will be dependent upon the efforts of these third parties, and there can be no assurance that such efforts will be successful. Failure to maintain or grow an effective direct sales and marketing organization or to maintain effective distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LICENSES, PATENTS AND PROPRIETARY TECHNOLOGY.

The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company owns eleven issued United States patents, including one which contains claims that cover certain aspects of the Company's FloCoil-TM-Shunt. Additionally, the Company has fifty-three United States patent applications and various foreign patent applications pending. The Company is the licensee of a United States patent and several related pending applications for a heart valve insertion and stapling device, and a United States patent application for bipolar electrosurgical scissors. Additionally, the Company has acquired exclusive rights to United States Patent Number RE 36,043 covering methods of minimally invasive harvesting.

   There can be no assurance that any issued patents or any patents which may be issued as a result of the Company's licensed patent applications or pending United States and foreign patent applications will provide any competitive advantages for the Company's products or that they will not be successfully challenged, invalidated or designed around in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in international markets.

   The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceeding to which the Company becomes a party, including any litigation that may arise against the Company as described in "Potential Litigation" below, could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Costs associated with settlements, licensing and similar arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

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

CONTINUING GOVERNMENT REGULATION.

Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. FDA enforcement policy strictly prohibits the marketing of FDA cleared or approved medical devices for unapproved uses. In addition, the Company's manufacturing processes are required to comply with the Good Manufacturing Practices ("GMP") regulations of the FDA which are currently referred to as Quality System Regulations. These regulations include design, testing, production, control, documentation and other requirements. Enforcement of Quality System Regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. The Company's facilities and manufacturing processes, as well as those of any future third-party suppliers, will be subject to periodic inspection by the FDA, the California Department of Health Services and other agencies. The Company has received ISO 9001 certification, has obtained its California Device Manufacturing license and has successfully undergone a facility inspection by the FDA. Failure to comply with these and other applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of clearances or approvals and criminal prosecution, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LITIGATION.

Heartport, Inc. (formerly Stanford Surgical Technologies, Inc.), the former employer of the Company's founder and Chief Technical Officer, Charles S. Taylor, has alleged in certain correspondence in late 1995 and again in September 1997 that Mr. Taylor and the Company may have misappropriated trade secrets of the former employer and breached confidentiality obligations to the former employer. The former employer has also claimed in such correspondence an ownership interest in certain developments and products of the Company. The Company has agreed to provide for the defense of Mr. Taylor in the event that litigation is commenced. Litigation is subject to inherent uncertainties, especially in cases where complex technical issues are decided by a lay jury. Accordingly, no assurance can be given that if a lawsuit is commenced it would not be decided against the Company. Such an adverse determination could have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON SOLE SOURCES OF SUPPLY.

The Company contracts with third parties for the manufacture of certain components or the performance of certain processes involved in the manufacturing cycle. Some of these components and processes may only be available from single-source vendors. Any prolonged supply interruption or yield problems experienced by the Company due to a single-source vendor could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply is qualified. Many of the Company's components are molded parts that require custom tooling which is manufactured and maintained by third party vendors. Should such custom tooling be damaged it could result in a supply interruption that could have a material adverse effect on the Company's ability to manufacture its products until a new tool is manufactured. Also, the Company's new product development efforts and the timeliness of new product launches could be significantly affected by tooling vendors ability to meet completion and quality commitments on the manufacture of custom tooling. As the Company increases production, it may from time to time experience lower than anticipated yields or production constraints, resulting in delayed product shipments, which could have a material adverse effect on the Company's business, financial condition and results of operation.

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK.

The Company has no experience manufacturing its products in the volumes that would be necessary for the Company to achieve profitable operations. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the Company's manufacturing facilities are subject to GMP regulations, international quality standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or failure by the Company to implement and maintain its facilities in accordance with GMP regulations, international quality standards or other regulatory requirements could entail a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT.

In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement for cardiovascular surgery, including CABG surgery, using devices that have received FDA approval, has generally been available in the United States. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. The Company is unable to predict what changes, if any, may be made in the reimbursement methods utilized by third-party health care payors. The Company could be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent any such changes affect reimbursement for the procedures in which the Company's products are intended to be used. Failure by physicians, hospitals and other potential users of the Company's products to obtain sufficient reimbursement from health care payors for the procedures in which the Company's products are intended to be used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition and results of operations.

   Market acceptance of the Company's products in international markets is dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE.

The development, manufacture and sale of medical products entail significant risk of product liability claims and product recalls. The Company's current product liability insurance coverage limits are $5,000,000 per occurrence and $5,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its products. In addition, the Company may require increased product liability insurance coverage as product sales increase. Product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a product recall, could have a material adverse effect on the Company's business, financial condition and results of operations.

     CONSOLIDATED BALANCE SHEETS
     CardioThoracic Systems, Inc. and subsidiary

                                                                                     JANUARY 1, 1999     January 2, 1998
------------------------------------------------------------------------------------------------------------------------
ASSETS
  Current assets:
   Cash and cash equivalents                                                            $  1,651,000        $  4,681,000
   Available-for-sale securities                                                          27,513,000          52,105,000
   Trade accounts receivable, net of allowances of $421,000 in 1998
    and $225,000 in 1997                                                                   2,894,000           1,369,000
   Notes receivable from officers                                                                 --              87,000
   Inventories                                                                               963,000             641,000
   Interest receivable                                                                       611,000           1,158,000
   Prepaid expenses and other current assets                                                 510,000             449,000
                                                                               -----------------------------------------
      Total current assets                                                                34,142,000          60,490,000
   Property and equipment, net                                                             3,374,000           3,613,000
   Available-for-sale securities                                                          11,089,000           4,048,000
   Notes receivable from officers                                                          1,045,000           1,073,000
   Other assets                                                                              116,000              52,000
                                                                               -----------------------------------------
      Total assets                                                                      $ 49,766,000        $ 69,276,000
------------------------------------------------------------------------------------------------------------------------
LIABILITIES
  Current liabilities:
   Equipment note, current portion                                                      $    500,000        $    410,000
   Accounts payable                                                                        1,871,000             779,000
   Accrued liabilities                                                                     6,021,000           4,430,000
                                                                               -----------------------------------------
      Total current liabilities                                                            8,392,000           5,619,000
   Bank borrowings                                                                                --           1,557,000
   Equipment note, less current portion                                                    1,411,000           1,966,000
                                                                               -----------------------------------------
      Total liabilities                                                                    9,803,000           9,142,000
   Commitments (Note 8)

STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.001:
   Authorized: 5,000,000 shares
   Issued and outstanding: none in 1998 and 1997                                                  --                  --
  Common stock, par value $0.001:
   Authorized: 60,000,000 shares in 1998 and 1997
   Issued and outstanding: 14,219,178 shares in 1998 and 13,662,602 shares in 1997            14,000              14,000
  Additional paid-in capital                                                             103,317,000         103,156,000
  Deferred compensation, net                                                              (1,460,000)         (3,614,000)
  Accumulated other comprehensive income                                                      93,000              17,000
  Accumulated deficit                                                                    (62,001,000)        (39,439,000)
                                                                               -----------------------------------------
      Total stockholders' equity                                                          39,963,000          60,134,000
                                                                               -----------------------------------------
       Total liabilities and stockholders' equity                                       $ 49,766,000        $ 69,276,000
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

     CONSOLIDATED STATEMENTS OF OPERATIONS
     CardioThoracic Systems, Inc. and subsidiary

                                                                         Year Ended
                                                 --------------------------------------------------------
                                                  JANUARY 1, 1999     January 2, 1998   December 31, 1996
---------------------------------------------------------------------------------------------------------
Net sales                                            $ 16,149,000        $  9,379,000        $    141,000
Cost of sales and start-up manufacturing costs          7,237,000           5,962,000             842,000
                                                  -------------------------------------------------------
  Gross profit (loss)                                   8,912,000           3,417,000            (701,000)
Operating expenses:
  Research and development                             11,496,000          10,806,000          11,475,000
  Sales, marketing, general and administrative         21,655,000          18,620,000           6,977,000
  Restructuring costs                                     736,000                  --                  --
                                                  -------------------------------------------------------
    Total operating expenses                           33,887,000          29,426,000          18,452,000
                                                  -------------------------------------------------------
      Operating loss                                  (24,975,000)        (26,009,000)        (19,153,000)
  Interest income                                       2,802,000           3,976,000           3,103,000
  Interest expense                                       (313,000)           (290,000)            (28,000)
  Other expense                                           (76,000)            (41,000)
                                                  -------------------------------------------------------
      Net loss                                       $(22,562,000)       $(22,364,000)       $(16,078,000)
---------------------------------------------------------------------------------------------------------
Net loss per common share and per
 common share assuming dilution                      $      (1.62)       $      (1.66)       $      (1.64)
---------------------------------------------------------------------------------------------------------
Shares used in computing net loss per common
 share and per common share assuming dilution          13,968,000          13,505,000           9,794,000
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     CardioThoracic Systems, Inc. and subsidiary



  For the years ended January 1, 1999, January 2, 1998 and December 31, 1996

                                                                                     Series A
                                                                                   Preferred Stock              Common Stock
                                                                           -------------------------      -----------------------
                                                                               Shares         Amount         Shares         Amount
-----------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                                                 4,025,000        $ 4,000      2,800,000       $  3,000
Issuance of Series A preferred stock for cash at $1.00 per share
  in January and February 1996, net of issuance costs of $1,000             1,000,000          1,000
Issuance of common stock through:
  Initial public offering at $18.00 per share in April 1996,
    net of issuance costs of $7,892,000                                                                   5,118,000          5,000
  Conversion of preferred shares in connection with initial public
    offering in April 1996                                                 (5,025,000)        (5,000)     5,025,000          5,000
  Exercise of stock options                                                                                 254,000
  Exercise of purchase rights                                                                                 6,000
Repurchase of common stock                                                                                  (89,000)
Deferred compensation related to issuance of common stock
  and grants of stock options
Deferred compensation adjustment for cancellation of
  stock options
Amortization of deferred compensation
Change in unrealized gain on available-for-sale securities
Net loss
                                                                               ----------------------------------------------------
Balances, December 31, 1996                                                                              13,114,000         13,000
Issuance of common stock through:
  Exercise of stock options                                                                                 504,000          1,000
  Exercise of purchase rights                                                                                45,000
Deferred compensation related to issuance of common
  stock and grants of stock options
Deferred compensation adjustment for cancellation of
  stock options
Amortization of deferred compensation
Net loss
                                                                               ----------------------------------------------------
Balances, January 2, 1998                                                                                13,663,000         14,000
Issuance of common stock through:
  Exercise of stock options                                                                                 457,000             --
  Exercise of purchase rights                                                                                99,000             --
Deferred compensation adjustment for cancellation of
  stock options
Amortization of deferred compensation
Change in unrealized gain on available-for-sale securities
Net loss
                                                                               ----------------------------------------------------
BALANCES, JANUARY 1, 1999                                                          --        $    --     14,219,000       $ 14,000
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                         Additional
                                                                            Paid-In      Deferred     Accumulated Other
                                                                            Capital  Compensation  Comprehensive Income
-------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                                          $    6,006,000  $ (1,802,000)
Issuance of Series A preferred stock for cash at $1.00 per share
  in January and February 1996, net of issuance costs of $1,000             998,000
Issuance of common stock through:
  Initial public offering at $18.00 per share in April 1996,
    net of issuance costs of $7,892,000                                  84,218,000
  Conversion of preferred shares in connection with initial public offering in April 1996
  Exercise of stock options                                                  54,000
  Exercise of purchase rights                                                92,000
Repurchase of common stock
Deferred compensation related to issuance of common stock
  and grants of stock options                                            11,950,000   (11,950,000)
Deferred compensation adjustment for cancellation of
  stock options                                                          (1,278,000)    1,278,000
Amortization of deferred compensation                                                   6,732,000
Change in unrealized gain on available-for-sale securities                                                     $ 17,000
Net loss
                                                                     ----------------------------------------------------
Balances, December 31, 1996                                             102,040,000    (5,742,000)               17,000
Issuance of common stock through:
  Exercise of stock options                                                 649,000
  Exercise of purchase rights                                               375,000
Deferred compensation related to issuance of common
  stock and grants of stock options                                         621,000      (621,000)
Deferred compensation adjustment for cancellation of
  stock options                                                            (529,000)      529,000
Amortization of deferred compensation                                                   2,220,000
Net loss
                                                                     ----------------------------------------------------
Balances, January 2, 1998                                               103,156,000    (3,614,000)               17,000
Issuance of common stock through:
  Exercise of stock options                                                  91,000
  Exercise of purchase rights                                               395,000
Deferred compensation adjustment for cancellation of
  stock options                                                            (325,000)      325,000
Amortization of deferred compensation                                                   1,829,000
Change in unrealized gain on available-for-sale securities                                                       76,000
Net loss
                                                                     ----------------------------------------------------
BALANCES, JANUARY 1, 1999                                              $103,317,000  $ (1,460,000)             $ 93,000
-------------------------------------------------------------------------------------------------------------------------

                                                                                          Total
                                                                      Accumulated Stockholders'
                                                                          Deficit        Equity
-----------------------------------------------------------------------------------------------
Balances, December 31, 1995                                          $   (997,000) $  3,214,000
Issuance of Series A preferred stock for cash at $1.00 per share
  in January and February 1996, net of issuance costs of $1,000                         999,000
Issuance of common stock through:
  Initial public offering at $18.00 per share in April 1996,
    net of issuance costs of $7,892,000                                              84,223,000
  Conversion of preferred shares in connection with initial public
    offering in April 1996                                                                   --
  Exercise of stock options                                                              54,000
  Exercise of purchase rights                                                            92,000
Repurchase of common stock
Deferred compensation related to issuance of common stock
  and grants of stock options                                                                --
Deferred compensation adjustment for cancellation of
  stock options                                                                              --
Amortization of deferred compensation                                                 6,732,000
Change in unrealized gain on available-for-sale securities                               17,000
Net loss                                                              (16,078,000)  (16,078,000)
                                                                     ---------------------------
Balances, December 31, 1996                                           (17,075,000)   79,253,000
Issuance of common stock through:
  Exercise of stock options                                                             650,000
  Exercise of purchase rights                                                           375,000
Deferred compensation related to issuance of common
  stock and grants of stock options                                                          --
Deferred compensation adjustment for cancellation of
  stock options                                                                              --
Amortization of deferred compensation                                                 2,220,000
Net loss                                                              (22,364,000)  (22,364,000)
                                                                     ---------------------------
Balances, January 2, 1998                                             (39,439,000)   60,134,000
Issuance of common stock through:
  Exercise of stock options                                                              91,000
  Exercise of purchase rights                                                           395,000
Deferred compensation adjustment for cancellation of
  stock options                                                                              --
Amortization of deferred compensation                                                 1,829,000
Change in unrealized gain on available-for-sale securities                               76,000
Net loss                                                              (22,562,000)  (22,562,000)
                                                                     ---------------------------
BALANCES, JANUARY 1, 1999                                            $(62,001,000) $ 39,963,000
-----------------------------------------------------------------------------------------------

      CONSOLIDATED STATEMENTS OF CASH FLOWS
      CardioThoracic Systems, Inc. and subsidiary



                                                                                  Year Ended
                                                            --------------------------------------------------------
                                                             JANUARY 1, 1999     January 2, 1998   December 31, 1996
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                                      $(22,562,000)       $(22,364,000)       $(16,078,000)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
    Depreciation and amortization                                 1,895,000           1,144,000             251,000
    Amortization of notes receivable from officer                    71,000             112,000              68,000
    Amortization of deferred compensation                         1,829,000           2,220,000           6,732,000
    Allowances for product returns                                   56,000             140,000              25,000
    Allowances for doubtful accounts                                140,000              60,000
    Provision for restructuring                                     736,000                  --                  --
    Changes in operating assets and liabilities:
     Accounts receivable                                         (1,721,000)         (1,436,000)           (158,000)
     Inventories                                                   (322,000)           (421,000)           (220,000)
     Prepaid expenses and other current assets                       26,000            (325,000)            (93,000)
     Accrued interest on available-for-sale securities              547,000            (212,000)           (925,000)
     Other assets                                                   (27,000)             (7,000)            (45,000)
     Accounts payable                                             1,092,000             (52,000)            744,000
     Accrued liabilities                                            855,000           2,087,000           2,255,000
                                                               ----------------------------------------------------
      Net cash used in operating activities                     (17,385,000)        (19,054,000)         (7,444,000)

Cash flows from investing activities:
 Purchases of property and equipment                             (1,656,000)         (2,263,000)         (2,682,000)
 Purchases of available-for-sale securities                     (58,187,000)        (73,105,000)        (78,266,000)
 Sales or maturities of available-for-sale securities            75,814,000          90,225,000           7,572,000
 Issuance of notes receivable to officers                           (80,000)                 --          (1,339,000)
                                                               ----------------------------------------------------
      Net cash provided by (used in) investing activities        15,891,000          14,857,000         (74,715,000)

Cash flows from financing activities:
 Bank borrowings                                                                      1,200,000             425,000
 Proceeds from equipment note                                                         1,785,000             849,000
 Repayment of bank borrowings                                    (1,557,000)            (68,000)
 Repayment of equipment note                                       (465,000)           (248,000)            (11,000)
 Proceeds from issuance of Series A preferred stock, net                                                    999,000
 Proceeds from issuance of common stock                             486,000           1,025,000          84,369,000
                                                               ----------------------------------------------------
      Net cash provided by (used in) financing activities        (1,536,000)          3,694,000          86,631,000
                                                               ----------------------------------------------------
Net increase (decrease) in cash and cash equivalents             (3,030,000)           (503,000)          4,472,000
Cash and cash equivalents, beginning of year                      4,681,000           5,184,000             712,000
                                                               ----------------------------------------------------
Cash and cash equivalents, end of year                         $  1,651,000        $  4,681,000         $ 5,184,000
-------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Conversion of preferred stock to common stock in connection
   with the Company's initial public offering                                                           $ 5,025,000
  Reclass of officers notes receivable to notes receivable     $    124,000
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                       $    312,000        $    290,000         $    27,000
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     CardioThoracic Systems, Inc. and subsidiary

NOTE 1. FORMATION AND BUSINESS OF THE COMPANY:

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

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CHANGE IN FISCAL YEAR-END:
In January 1997, the Company changed its financial reporting year from a fiscal year of twelve calendar months ending on December 31 to a fiscal year of 52 or 53 weeks ending on the Friday closest to December 31. Accordingly, fiscal year 1998 and 1997 ended on January 1, 1999 and January 2, 1998, respectively.

BASIS OF CONSOLIDATION:
The Company had a wholly owned subsidiary in Germany, CardioThoracic Systems, GmbH (see note 3). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

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

INVENTORIES:
Inventories are stated at the lower of cost or market value. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis.

DEPRECIATION AND AMORTIZATION:
Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over their estimated useful lives, or the lease term, if shorter. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization are removed from the balance sheet, and the resulting gain or loss is reflected in operations.

REVENUE RECOGNITION:
The Company recognizes revenue upon shipment of product to the customer, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding.

RESEARCH AND DEVELOPMENT:
Research and development costs are charged to operations as incurred.

CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES:
The Company's cash and cash equivalents are maintained at three financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

   For accounts receivable, management of the Company performs ongoing credit evaluations of its customers. At January 1, 1999 and January 2, 1998, no individual customer accounted for more than 10% of net accounts receivable or total revenues. For the year ended December 31, 1996, one customer accounted for 13% of total revenues.

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

FOREIGN CURRENCY TRANSLATION:
The Company's international subsidiary used its local currency as its functional currency. Assets and liabilities were translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments were recorded directly to a separate component of stockholders' equity, if material.

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

NET LOSS PER SHARE:
Effective January 2, 1998, the Company adopted the Financial Accounting Standards Board No. 128 "Earnings Per Share" and accordingly all prior periods have been restated. Net loss per common share and per common share-assuming dilution, on an historical basis, are computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of net loss per common share-assuming dilution as their effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, issued in February 1998, common and common equivalent shares issued at prices below the anticipated public offering price during the 12 months immediately preceding the initial filing date have not been included in the calculations.

FAIR VALUE OF FINANCIAL INSTRUMENTS:
Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and long-term debt approximates fair value. Estimated fair values for marketable securities, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

COMPREHENSIVE INCOME (LOSS):
The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective January 3, 1998. This statement requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as net income (loss) plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income (loss). The Company's unrealized gains on investments represent the only component of comprehensive income excluded from net loss as it is not significant, individually or in aggregate, and therefore, no separate statement of comprehensive income has been presented.

RECENT ACCOUNTING PRONOUNCEMENTS:
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. Currently, the Company does not hold derivative instruments or engage in hedging activities.

NOTE 3. RESTRUCTURING:

In the fourth quarter of fiscal 1998, the Company recorded a restructuring charge of $736,000 in connection with the closure of its German subsidiary. In accordance with the restructuring plan, this closure resulted in the termination of four German employees which represented all the employees of the German subsidiary. The charge associated with employee termination benefits was $349,000. The balance of the restructuring charge was an $88,000 non-cash charge for the loss on property and equipment and the write-down of other recorded assets, $235,000 for lease cancellation expenses and $64,000 for other exit related costs.

NOTE 4. AVAILABLE-FOR-SALE SECURITIES:

The following summarizes the Company's available-for-sale securities:


                                                                           Gross               Gross
                                                   Amortized          Unrealized          Unrealized              Market
                                                        Cost               Gains              Losses               Value
------------------------------------------------------------------------------------------------------------------------
January 1, 1999
U.S. government notes and bonds                 $    967,000            $     --            $     --        $    967,000
Government agencies' notes and bonds              12,777,000              77,000                  --          12,854,000
Corporate notes and bonds                         24,765,000              20,000              (4,000)         24,781,000
                                                ------------------------------------------------------------------------
                                                $ 38,509,000            $ 97,000            $ (4,000)       $ 38,602,000
------------------------------------------------------------------------------------------------------------------------
January 2, 1998
Government agencies' notes and bonds            $ 10,759,000            $  8,000            $ (1,000)       $ 10,766,000
Corporate notes and bonds                         45,377,000              12,000              (2,000)         45,387,000
                                                ------------------------------------------------------------------------
                                                $ 56,136,000            $ 20,000            $ (3,000)       $ 56,153,000
------------------------------------------------------------------------------------------------------------------------

  Available-for-sale debt securities by contractual maturities at January 1, 1999, are shown below.

                                                   Amortized              Market
                                                        Cost               Value
--------------------------------------------------------------------------------
Less than one year                               $27,471,000         $27,513,000
Due in one to two years                           11,038,000          11,089,000
                                                 -------------------------------
                                                 $38,509,000         $38,602,000
--------------------------------------------------------------------------------

NOTE 5. INVENTORIES:

                                             JANUARY 1, 1999     January 2, 1998
--------------------------------------------------------------------------------
Raw materials                                       $503,000            $188,000
Work in progress                                     146,000             203,000
Finished goods                                       314,000             250,000
                                                    ----------------------------
                                                    $963,000            $641,000
--------------------------------------------------------------------------------

NOTE 6. PROPERTY AND EQUIPMENT:

                                             JANUARY 1, 1999     January 2, 1998
--------------------------------------------------------------------------------
Furniture and fixtures                           $   574,000         $   475,000
Leasehold improvements                             1,267,000           1,228,000
Computer and office equipment                      1,516,000           1,298,000
Machinery and equipment                            3,309,000           2,009,000
                                                 -------------------------------
                                                   6,666,000           5,010,000

Less accumulated depreciation
 and amortization                                 (3,292,000)         (1,397,000)
                                                 -------------------------------
                                                 $ 3,374,000         $ 3,613,000
--------------------------------------------------------------------------------

NOTE 7. ACCRUED LIABILITIES:

                                             JANUARY 1, 1999     January 2, 1998
--------------------------------------------------------------------------------
Accrued payables                                  $3,619,000          $3,249,000
Restructuring costs (note 3)                         736,000                  --
Accrued compensation                               1,666,000           1,181,000
                                                  ------------------------------
                                                  $6,021,000          $4,430,000
--------------------------------------------------------------------------------


NOTE 8. COMMITMENTS:

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

   At January 1, 1999, future minimum facility lease payments are as follows:


1999                                                               $  633,000
2000                                                                  635,000
2001                                                                  255,000
                                                                   ----------
                                                                   $1,523,000
-----------------------------------------------------------------------------

   In August 1996, the Company entered into a noncancelable agreement to assign the lease for one of its facilities through its expiration. The minimum facility lease payments, disclosed above, have not been reduced by minimum noncancelable rentals of $109,000, due in the future under the sublease agreement. The Company received payments of $65,000, $65,000 and $56,000 under a sublease for the years ended January 1, 1999, January 2, 1998 and December 31, 1996.

   Rent expense for the years ended January 1, 1999, January 2, 1998 and December 31, 1996 was $550,000, $497,000 and $387,000, respectively, net of sublease income.

DEVELOPMENT AND LICENSE AGREEMENTS:
In February and March 1996, the Company entered into development and license agreements with companies to develop minimally invasive cardiothoracic surgical products. Under the development program agreements, the Company will make development payments totaling $3.9 million upon the completion of certain milestones. During fiscal 1998, 1997 and 1996 none, $1.0 million and $1.5 million has been charged to research and development expense in connection with these agreements, respectively.

NOTE 9. BORROWINGS:

BANK BORROWINGS:
The Company had a $5.0 million line of credit agreement, the proceeds of which were used for leasehold improvements and equipment purchases. The principal, plus all accrued interest, advanced against this line of credit was paid in its entirety in September 1998.

EQUIPMENT NOTE:
The Company had a revolving $2.5 million equipment loan credit facility with a financial institution which expired on December 31, 1997. Borrowings under this agreement are collateralized by the assets purchased under this equipment facility. Three separate equipment notes had been drawn against this facility for principal amounts of $849,000, $851,000 and $934,000, bearing interest at 11.97%, 12.27% and 11.75%, respectively. As of January 1, 1999, principal outstanding under each of these notes was $545,000, $614,000 and $752,000, and the final payment date is November 8, 2001, June 4, 2002 and November 11, 2002, respectively.

   At January 1, 1999, the future minimum payments under the equipment facility are as follows:

1999                                                               $  500,000
2000                                                                  558,000
2001                                                                  605,000
2002                                                                  248,000
                                                                   ----------
                                                                   $1,911,000
-----------------------------------------------------------------------------

NOTE 10. STOCKHOLDERS' EQUITY:

PREFERRED STOCK:
Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series. As of January 1, 1999, 5,000,000 shares of preferred stock were authorized and no preferred stock was issued or outstanding.

COMMON STOCK:
The Company issued shares of common stock to certain employees which contain repurchase provisions in the event of termination of employment. These shares are generally released from the repurchase provision ratably over 48 months beginning on certain vesting dates. At January 1, 1999, 254,055 shares are subject to repurchase under these stock purchase agreements.

STOCK OPTION PLANS:

In December 1995, the Company approved the Incentive Stock Plan under which the officers of the Company are authorized and directed to enter into stock option agreements with selected individuals. The Company reserved 1,200,000 shares of common stock for issuance under the Incentive Stock Plan. In February 1996, the Company adopted the Nonstatutory Stock Option Plan and reserved 900,000 shares of common stock for issuance. In March 1996, the Company increased the shares reserved for the Nonstatutory Stock Option Plan from 900,000 shares to 995,000 shares. In January 1998, the Company approved the 1998 Nonstatutory Stock Option Plan and reserved 150,000 shares of common stock for issuance. Under the Company's stock option plans, the Board of Directors has the authority to determine to whom options will be granted, the number of shares, the vesting period and the exercise price (which generally cannot be less than fair market value at the date of the grant). The options generally vest over four years and expire ten years from date of grant.

DIRECTOR OPTION PLAN:

In February 1996, the Company approved the Director Option Plan and reserved 200,000 shares of common stock for issuance.

Activity under the Plans is as follows:

                                                                           Outstanding Options
                                                 Shares     ---------------------------------------------
                                              Available          Number           Exercise      Aggregate
                                              for Grant       of Shares              Price          Price
---------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                     740,000        460,000              $ 0.10    $    46,000
  Additional shares authorized                1,595,000
  Options granted                            (2,121,250)     2,121,250       $0.001-$21.38     10,495,000
  Options canceled                               17,500        (17,500)      $17.00-$20.88       (327,000)
  Options exercised                                           (254,300)      $0.001-$11.00        (54,000)
                                           ---------------------------------------------------------------
Balances, December 31, 1996                     231,250      2,309,450       $0.001-$21.38     10,160,000
  Additional shares authorized                  600,000
  Options granted                            (1,370,200)     1,370,200       $ 4.78-$25.38     12,988,000
  Options canceled                              807,019       (807,019)      $ 0.10-$25.38     (8,955,000)
  Options exercised                                           (503,504)      $0.001-$11.00       (649,000)
                                           ---------------------------------------------------------------
Balances, January 2, 1998                       268,069      2,369,127       $0.001-$21.13     13,544,000
  Additional shares authorized                  750,000
  Options granted                            (1,476,525)     1,476,525       $ 3.50-$ 7.94      7,901,000
  Options canceled                            1,061,480     (1,061,480)      $ 0.10-$21.13     (9,668,000)
  Options exercised                                           (457,249)      $0.001-$ 5.75        (91,000)
                                           ---------------------------------------------------------------
Balances, January 1, 1999                       603,024      2,326,923       $ 0.10-$14.88    $11,686,000
---------------------------------------------------------------------------------------------------------


   The weighted average fair value of options granted in 1998, 1997 and 1996 was $3.88, $6.14 and $4.40, respectively.

EMPLOYEE STOCK PURCHASE PLANS:

In February 1996, the Company approved the Employee Stock Purchase Plan and reserved 150,000 shares of common stock for issuance. As of January 1, 1999, January 2, 1998 and December 31, 1996, 99,326, 44,626 and 6,009 shares of common stock had been purchased under this plan at a weighted average of $3.97, $8.42 and $15.30 per share, respectively. In October 1998, the stockholders approved the adoption of the 1998 Employee Stock Purchase Plan and the reservation of 250,000 shares of common stock for sale thereunder. As of January 1, 1999 no shares of common stock had been purchased under this plan. Under both plans eligible employees may purchase a limited number of shares of the Company's stock at 85% of the fair market value at certain plan-defined dates.

STOCK-BASED COMPENSATION:

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Had compensation cost for the Director Option Plan, the Incentive Stock Plan, the Nonstatutory Stock Option Plans and the Employee Stock Purchase Plans been determined based on the fair value at the grant date for awards subsequent to January 1, 1995, according to the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years would have been increased to the pro forma amounts indicated below:

                                JANUARY 1, 1999  January 2, 1998  December 31, 1996
-----------------------------------------------------------------------------------
Net loss--as reported            $(22,562,000)    $(22,364,000)     $(16,078,000)
-----------------------------------------------------------------------------------
Net loss--pro forma              $(26,022,000)    $(24,868,000)     $(16,180,000)
-----------------------------------------------------------------------------------
Net loss per common
  share and per
  common share
  assuming dilution
  -- as reported                 $      (1.62)    $      (1.66)     $      (1.64)
-----------------------------------------------------------------------------------
Net loss per common
  share and per
  common share
  assuming dilution
  -- pro forma                   $      (1.86)    $      (1.84)     $      (1.65)
-----------------------------------------------------------------------------------


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

                                         1998             1997              1996
--------------------------------------------------------------------------------
Risk-free interest rate           4.04%-5.77%      5.71%-6.81%       5.57%-6.44%
Expected life                         4 YEARS          4 years           4 years
Expected dividends                         --               --                --
Expected volatility                    79.23%           73.57%            38.88%

     The expected life is based on the assumption that stock options on average are exercised once they are fully vested. The risk-free interest rate was calculated in accordance with the grant date and expected life.

The options outstanding and currently exercisable by exercise price at January 1, 1999 are as follows:

                                                                                       Options Currently
                       Options Outstanding                                                Exercisable
----------------------------------------------------------------------         -------------------------------
                                          Weighted
                                           Average            Weighted                                Weighted
                                         Remaining             Average                                 Average
Exercise                Number         Contractual            Exercise              Number            Exercise
Price              Outstanding                Life               Price         Exercisable               Price
--------------------------------------------------------------------------------------------------------------
$ 0.10                 262,548                 7.1              $ 0.10             129,005              $ 0.10
$ 3.50-$5.25           718,650                 9.3              $ 4.88             147,250              $ 5.00
$ 5.28-$7.63         1,321,725                 8.8              $ 5.94             466,734              $ 5.96
$ 8.00                   9,000                 8.8              $ 8.00               9,000              $ 8.00
$14.88                  15,000                 7.4              $14.88              15,000              $14.88

Total                2,326,923                                                     766,989
--------------------------------------------------------------------------------------------------------------

   Deferred compensation to be recognized as a result of stock options granted and common stock issued subject to repurchase provisions as of January 1, 1999 totals $1.4 million. Amortization of deferred compensation is generally over vesting periods of one to four years, with compensation expense recognized in the years ended January 1, 1999, January 2, 1998 and December 31, 1996 being $1.8 million, $2.2 million and $6.7 million, respectively.

NOTE 11. RELATED PARTIES:

In June 1995, the Company entered into a consulting and assignment agreement with a surgeon who serves on the Company's Scientific Advisory Board. Under the agreement, the surgeon will develop prototype instruments, participate in developing any testing protocols, provide clinical input with respect to current surgical procedures, provide evaluations of prototype products and test prototype and production products. In consideration, the Company will pay this surgeon $5,000 per month. Payments under this agreement totaled $60,000, $60,000 and $60,000 in fiscal year 1998, 1997 and 1996, respectively. The assignment agreement assigned to the Company all this surgeon's rights, title and interest in and to a U.S. patent application entitled "Method For Coronary Artery Bypass." Concurrent with this agreement, the Company sold 103,060 shares of common stock for cash at $0.001 per share and will pay a 3% royalty on the first $10 million of net sales, 2% on the next $15 million of net sales and 1.5% on net sales above $25 million of future products covered by future potential patents on which this surgeon is the sole inventor. No royalty payments were made in 1998, 1997 and 1996.

   In February 1996, the company entered into a consulting agreement with a board member. The agreement requires this board member to provide consulting services with respect to the conception, development and clinical evaluation of devices, instruments and techniques for minimally invasive coronary artery bypass graft surgery for four years. In consideration for these consulting services, the Company granted, to partnerships of which this board member is a general partner, nonstatutory options to purchase a total of 90,000 shares of common stock of the Company at an exercise price of $0.10 per share. The options were immediately fully exercisable, but subject to repurchase at cost in the event that both the agreement is terminated in accordance with its terms and this board member is no longer a member of the Company's Board of Directors. The repurchase right will lapse at the rate of 1/48 of the shares each month beginning in March 1996. The Company will also pay royalties of 3% on the aggregate net sales of certain products sold by the Company until a total of $25,000,000 has been paid. Thereafter, the Company will have no further royalty obligations under this agreement. The partnerships exercised the stock options to purchase a total of 90,000 shares in February 1996. No royalties were paid during 1998, 1997 and 1996.

   Also in February 1996, the Company entered into a development program agreement with a medical device company. This company is currently developing several minimally invasive cardiothoracic surgical products. Under the development program agreement, the Company issued a purchase order in the amount of $30,000 to this company for their current prototype products. The Company made development payments totaling $500,000 and issued a nonstatutory option to purchase 450,000 shares of common stock of the Company at an exercise price of $0.001 per share. All of the shares subject to the option were exercised as of January 1, 1999. Also, the Company will pay certain royalties based on revenue from certain product sales and sublicenses. The Company may terminate the agreement without cause on 90 days notice by paying a termination fee to this company in addition to all payments owed through the notice date. No royalty payments were made during 1998, 1997 and 1996.

NOTES RECEIVABLE FROM OFFICERS:

   In May 1996, the Company loaned an officer $35,000. The resultant promissory note bears interest at 6.36% per annum and is due on the earlier of May 20, 2000 or termination of employment. At January 1, 1999 all principal and interest is outstanding on this note. The loan is collateralized by the officer's option to purchase common stock.

   In August 1996, the Company loaned an officer $750,000 which is due and payable on the earlier of August 16, 2000 or termination of employment. The resultant promissory note does not bear interest and is collateralized by the officer's holding of 75,000 shares of the Company's common stock. At January 1, 1999 principal of $750,000 is outstanding on this note.

   In December 1996, the Company loaned an officer $200,000 pursuant to a provision in the officer's employment agreement. The resultant promissory note bears interest at 6.31% per annum and is due on the earlier of December 31, 2000 or termination of employment. At January 1, 1999 all principal and interest is outstanding on this note.

   In June 1998, the Company loaned an officer $80,000 pursuant to a provision in the officer's employment agreement. The resultant promissory note bears interest at 5.77% and is due on the earlier of four annual equal installments starting December 1, 1998 or termination. Should the officer's association with the Company continue through the due date of any installment payment under this note, the Company agrees to forgive all principal and interest due by the terms of the note for the installment. At January 1, 1999 $60,000 principal is outstanding on this note.

NOTE 12. INCOME TAXES:

At January 1, 1999, the Company has approximately $48.3 million in federal and $35.3 million in state net operating loss carryforwards to reduce future taxable income. These carryforwards expire in the years 2001 through 2018, if not utilized. In addition, the Company has federal and state research and development credits of $1.4 million and $778,000, respectively. These carryforwards expire in the years 2011 through 2018 if not utilized.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

   Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                        JANUARY 1, 1999     January 2, 1998
---------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards          $ 18,527,000        $ 10,724,000
 Capitalized research and
  development costs                              72,000              83,000
 Capitalized start-up costs                     929,000           1,267,000
 Research and development credits             1,898,000             947,000
 Other                                          776,000             381,000
 Less: valuation allowance                  (22,202,000)        (13,402,000)
                                        -----------------------------------
Net deferred tax assets                    $         --        $         --
---------------------------------------------------------------------------

   In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is more likely than not that a tax benefit may not be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets due to uncertainties that a benefit can be realized in the future.

NOTE 13. EMPLOYEE BENEFIT PLAN:

The Company has a 401(k) Retirement Plan (the Plan) which covers substantially all employees. Eligible employees may make salary deferral (before tax) contributions up to a specified maximum. The Company, at its discretion, may make additional matching contributions on behalf of the participants of the Plan. To date, the Company has not made any contributions to the Plan.

NOTE 14. INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION:

The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"), effective for fiscal years beginning after December 31, 1997. SFAS 131 supercedes Statement of Financial Accounting Standards, "Financial Reporting for Segments of a Business Enterprise" ("SFAS 14"). SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

   Management uses one measurement of profitability for its business. The Company's cardiac surgery products are developed and marketed to cardiac surgeons and hospitals. The Company markets its products to customers in the United States, Canada, Europe, South America, Middle East and Asia Pacific and operates in one business segment. All of the Company's long-lived assets are in the United States. Revenue information by geographic area is as follows:

                                                                        Revenue
-------------------------------------------------------------------------------
January 1, 1999:
  United States                                                    $ 14,125,000
  International                                                       2,024,000
                                                                 --------------
  Total                                                            $ 16,149,000
-------------------------------------------------------------------------------
January 2, 1998:
  United States                                                    $  7,725,000
  International                                                       1,654,000
                                                                 --------------
  Total                                                            $  9,379,000
-------------------------------------------------------------------------------
December 31, 1996:
  United States                                                    $    141,000
  International                                                              --
                                                                 --------------
  Total                                                            $    141,000
-------------------------------------------------------------------------------

     REPORT OF INDEPENDENT ACCOUNTANTS
     CardioThoracic Systems, Inc., and subsidiary

To the Board of Directors and Stockholders of CardioThoracic Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CardioThoracic Systems, Inc. and subsidiary at January 1, 1999 and January 2, 1998, and the results of their operations and cash flows for each of the three years in the period ended January 1, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

San Jose, California
January 22, 1999

   CORPORATE OFFICERS AND BOARD MEMBERS
   CardioThoracic Systems, Inc.



CORPORATE OFFICERS

RICHARD M. FERRARI
President and Chief Executive Officer

JEFFREY G. GOLD
Executive Vice President and Chief Operating Officer

STEVEN M. VAN DICK
Vice President, Finance and Administration and Chief Financial Officer

MICHAEL J. BILLIG
Vice President, Regulatory, Quality and Clinical Research

GEOFFREY D. DILLON
Vice President, Sales and Marketing

RICHARD A. LOTTI
Vice President, Business Development

CHARLES S. TAYLOR
Vice President and Chief Technical Officer



BOARD MEMBERS

ROBERT C. BELLAS, JR.
General partner, Morgenthaler Ventures, a venture capital firm

RICHARD M. FERRARI
President and Chief Executive Officer, CTS

THOMAS J. FOGARTY, M.D.
Cardiovascular surgeon, Professor of Surgery, Stanford University School of Medicine

JACK W. LASERSOHN
General partner, The Vertical Group, a venture capital firm

THOMAS C. MCCONNELL
General partner, New Enterprise Associates, a venture capital firm

CHARLES S. TAYLOR
Vice President and Chief Technical Officer, CTS

PHILIP M. YOUNG
General partner, U.S. Venture Partners, a venture capital firm

     CORPORATE INFORMATION
     CardioThoracic Systems, Inc.


CORPORATE OFFICES

CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, CA 95014-0739
(408) 342-1700 phone
(408) 342-1717 fax


TRANSFER AGENT AND REGISTRAR

Northwest Bank Minnesota, N.A.
Shareowner Services
P.O. Box 64854
St. Paul, MN 55164
(612) 450-4084 or (800) 468-9716
(612) 450-4078 fax


GENERAL COUNSEL

Wilson Sonsini Goodrich & Rosati
Professsional Corporation
Palo Alto, CA


AUDITORS

PricewaterhouseCoopers LLP
San Jose, CA


ANNUAL MEETING

The Annual Meeting of Shareholders will be held May 4, 1999 at 2:00 p.m. at the Company's corporate offices.


FORM 10-K

A copy of the Company's Form 10-K is available, without charge, upon written request to the Company's Investor Relations department.


MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

The Company's common stock is traded on the NASDAQ National Market under the symbol "CTSI." There were approximately 295 holders of record of the Company's common stock on February 9, 1999. The table below provides quarterly high/low prices on the NASDAQ national market, as reported by NASDAQ.

                   1998                 1997
Quarter      High        Low       High       Low
---------------------------------------------------
First      $7 15/16    $5 1/2    $26 1/2    $18 5/8
Second      6 1/2       4 1/4     21 5/8     10 3/4
Third       5 5/16      3 3/8    14 1/8      6 3/4
Fourth      8 3/8       3 1/8     9 3/8      4 5/8
---------------------------------------------------

No dividends have been paid on common stock to date, and the Company has no current plans to do so.